As Filed with the Securities and Exchange Commission on May 13, 2008

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROPELL CORPORATION

(Name of small business issuer in its charter)

Delaware	7384	26-1856569
(State or other jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

336 Bon Air Center, No. 352

Greenbrae, CA 94904

(415) 747-8775

(Address and telephone number of principal executive offices and principal place of business)

Edward L. Bernstein

Chief Executive Officer

Propell Corporation

336 Bon Air Center, No. 352

Greenbrae, CA 94904

(415) 747-8775

(Name, address and telephone number of agent for service)

Copies to:

Hank Gracin, Esq.

Lehman & Eilen LLP

Mission Bay Office Plaza

Suite 300

20283 State Road 7

Boca Raton, FL 33498
Tel: (561) 237-0804

Fax: (561) 237-0803

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ÿ

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ÿ

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ÿ

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	Accelerated filer

Non-accelerated filer	Smaller Reporting Company

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ÿ

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, par value $0.001 per share	5,070,310 (4)	$ .50	$ 2,535,155	$ 99.63
Total	5,070,310 (4)		$ 2,535,155	$ 99.63

(1)

In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the recent sales of unregistered securities.  The common stock is presently not traded on any market and the Registrant makes no representation as to the price at which its common stock may trade.

(3)	The registration fee is calculated based on $39.30 per $1,000,000

(4)	Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 13, 2008

PRELIMINARY PROSPECTUS

PROPELL CORPORATION

5,070,310 shares of common stock

This prospectus relates to the resale or other disposition of up to 5,070,310 shares of our common stock, $0.001 par value per share, by certain of our stockholders. These persons, together with their transferees, are referred to throughout this prospectus as “selling stockholders.”

We issued all of the shares described above in private placement transactions completed prior to the filing of this registration statement.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling stockholders and/or their registered representatives at a fixed price of $.50 until our shares are quoted, if ever, on the OTC Bulletin Board or another exchange or electronic medium and thereafter at prevailing market prices or privately negotiated prices.  As a result of such activities, the selling stockholders may be deemed underwriters as that term is defined in the federal securities laws.

Our common stock does not presently trade on any exchange or electronic medium.  We intend to apply to have our common stock listed on the OTC Bulletin Board once this prospectus is declared effective.  However, no assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange or electronic medium.

You should consider carefully the risk factors beginning on page four of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2008

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully. Investors should carefully consider the information set forth under the heading “Risk Factors.” In this prospectus, the terms “Propell Corporation” “we,” “us,” and “our” refer to Propell Corporation and its wholly owned subsidiaries Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC.

Our Company

We are a recently organized Delaware corporation that is an integrated provider of image-based products and services for the digital photo and promotional products industries, delivered through multiple channels, including e-commerce websites, our own proprietary photo kiosks and independent and company owned retail stores.

We were formed from the combination in April and May 2008 of three companies, - Crystal Magic, Inc., Mountain Capital,  LLC (d/b/a Arrow Media Solutions)and Auleron 2005, LLC (d/b/a Auleron Technologies) – that have had a strong track record in complimentary parts of the personalized image-based product and digital photo industry. The companies were combined by way of the merger of each of Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC with a wholly owned subsidiary of ours with the result that each of  Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC survived the merger and became wholly owned subsidiaries of ours.

Crystal Magic’s core business began nearly a decade ago by using proprietary laser technology to create three-dimensional laser images engraved inside solid crystal, sold in company-owned stores within Disney and Universal theme parks, and later expanded to a wide range of image-based merchandise offered in mass market retail. The company’s founders have long-standing relationships with Disney, Universal Studios and other entertainment locations.

Today, the Crystal Magic division’s products are sold at Disney World, Disneyland and Universal Studios theme parks, on a wholesale basis to retailers, to small and large corporate clients, and through our proprietary online system that allows partners to create “Web Stores on Demand.”

Web Stores on Demand opens up substantial new opportunities and channels for Propell by providing partner e-commerce web sites with the opportunity to easily integrate a photo merchandise online store into their sites with little effort or cost, and is a key part of Propell’s strategy for 2008 and beyond.

Crystal Magic also has a long track record delivering personalized image-based products to the $19 billion promotional, incentive and award products industry, delivering quantities anywhere from one unit to over 500,000 in a single order. Crystal Magic has served these markets since 2001, and sees particular opportunity to leverage its Web Stores on Demand capabilities to expand its efforts in the promotional products category, where few of our competitors offer online solutions.

The Arrow Media Solutions division of Propell provides digital photo kiosk solutions for retail. In its traditional business, Arrow has focused on partners in “nontraditional” channels – retailers who previously had limited presence in the photo category. For example, through our relationship with AmerisourceBergen, we enable independent drug stores and small chains to offer photo services comparable with those provided by mass-market chains such as Walgreens or CVS.  For partners, Arrow Media Solution’s kiosks help retailers fulfill a key strategy – driving store visits and customer loyalty.

Arrow Media Solution’s growth rate accelerated sharply over the last 18 months after securing a relationship with AmerisourceBergen. AmerisourceBergen, one of the top three health care companies on the Fortune 500 and currently  No. 29 on the Fortune 100, has annual revenues of $61 billion.

The Auleron Technologies division of Propell was founded nearly seven years ago by the same management team that later created Arrow Media Solutions.

Originally, Auleron was a service provider to third parties, helping major retail, financial and technology organizations install new hardware and software in various locations. In the merger of Crystal Magic, Inc., Arrow Media Solutions and Auleron Technologies, the Auleron Technologies infrastructure has been maintained to serve the company’s internal needs, making available an on-call network of over 3,500 technicians to service Propell installations and other initiatives.

This network of technology gives Propell a unique ability to compete with the largest providers of photo kiosks, since its delivery capabilities meet, and in most cases exceed those offered by even its largest competitors. The ability to effectively manage this network is a highly effective tool in reassuring large customers that Propell can provide field support for almost any initiative.

The combined companies generated approximately $5.8 million in the pre-merger calendar year, including $500,000 generated by now-discontinued operations, with gross profits for 2007 of $3.8 million and gross margin percentages for 2007 of 65%.

Our principal offices are located at 336 Bon Air Center, No. 352, Greenbrae, CA 94904. Our telephone number is (415) 747-8775.

Selected Financial Data

The following information is derived from and should be read in conjunction with our consolidated audited financial statements, including the notes thereto, appearing elsewhere in this prospectus.  The information set forth below should also be read in conjunction with “Our Management’s Discussion and Analysis.”  Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

STATEMENT OF OPERATIONS DATA:	2007	2006

Revenues	$ 5,831,184	$ 6,730,670
Cost of Goods Sold	2,013,548	2,475,908
Operating Expenses	4,490,720	5,158,002
Other income (expenses)	2,960	76,290
Net Loss	$ (670,124)	$ (826,950)

BALANCE SHEET DATA:	As of December 31, 2007

Cash	$ 360,053
Total Current Assets	1,231,902
Total Assets	1,484,591
Total Current Liabilities	949,259
Long Term Debt	912,845
Total Stockholders Equity (Deficit)	$ (377,513)

The Offering

Common stock outstanding	13,428,952 shares as of May 8, 2008

Common stock that may be offered by selling stockholders	Up to 5,070,310 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling stockholder.

Risk factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 5.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Therefore, in evaluating us and our business you should carefully consider the risks set forth below, which are only a few of the risks associated with investing in our common stock. You should be in a position to risk the loss of your entire investment.

We may not be able to retain existing customers or acquire new customers.

Future revenues and profitability depend in large part on our ability to retain our current relationships with our customers, including Walt Disney Co, AmerisourceBergen and several e-commerce websites.  Our relationships with these customers depend on our satisfactorily performing our contracted services. If we do not successfully retain our current customers, or market successfully against competitors, our business, financial condition and operating results could be harmed.

Dependence on a Limited Number of Clients

A significant portion of our kiosk and theme park businesses depend on a limited number of partners.  Specifically, our kiosk business depends largely on our relationship with AmerisourceBergen, and our theme park business depends largely on our contracts with the Walt Disney Co. and Universal Studios. Our business with AmerisourceBergen accounted for $1.1 million, or approximately 19% of our consolidated revenues in 2007.  Our business with the Walt Disney Co. accounted for $2,497,786, or approximately 43% of our consolidated revenue in 2007, and our business with Universal Studios accounted for $283,071, or approximately 5%  of our consolidated revenues in 2007. Our agreement with Walt Disney Co. expires in October 2008 While we expect to renew our agreement with Walt Disney Co. and while our agreements with the other entities do not expire for at least one year from the date hereof, we can provide no assurance that the agreements with any of these entities will be renewed. The non-renewal of any of these relationships could have a material adverse effect on our business and results of operations.

We may not be able to continue as a going concern.

During the year ended December 31, 2007 we had $3,817,636 in gross profit but incurred $4,490,720 of operating expenses and at December 31, 2007 had an accumulated deficit of $1,192,679. During the year ended December 31, 2006 we had $4,254,762 in gross profit but incurred $5,158,002 in operating expenses, and at December 31, 2006 had an accumulated deficit of $889,883. The opinion of our independent registered accounting firm for our fiscal years ended December 31, 2006 and December 31, 2007 is qualified subject to substantial doubt as to our ability to continue as a going concern. See “Report of Independent Registered Public Accounting Firm” and the notes to our Financial Statements.

We rely on key vendors, suppliers and foreign sourcing.

We have no significant long-term purchase contracts or agreements to ensure continued supply, pricing or access to raw materials and equipment used in our business. While we believe that alternate sources of third-party providers are available, it is possible that our vendors might not be able to continue to meet our requirements for services or supplies, or purchase services or supplies in sufficient quantities or on terms as favorable to us as those currently available. Also, changing to an alternate vendor or supplier may cause delays, reduced quality or other problems.

We may be adversely affected by actions of competitors.

The market for personalized products, photo kiosks and other digital imaging services is highly competitive and still emerging. Many of our competitors have substantially greater financial, technical and other resources than we have. We face competition in personalized products, photo kiosks and other digital imaging services from other direct marketers, online companies, and competitors in other distribution channels, including much larger companies. Many of our competitors offer similar products and services. Our ability to compete effectively depends on our ability to differentiate our services by offering innovative services and products and exemplary customer service and experience.  Although we believe we are a leader in developing and marketing innovative personalized photo-related services, photo kiosks and other products, competitors can and do provide similar services and products. There can be no assurance we will continue to compete effectively through development of innovative services and products or the provision of exemplary customer service and experience or that we will respond appropriately to industry trends or to activities of competitors.

We experience fluctuations in quarterly results.

Our quarterly operating results will fluctuate for many reasons, including:

•

Seasonality of consumer photographic activity,

•

Seasonality of the theme parks in which we sell products,

•

Changes in attendance or consumer spending at these theme parks,

•

The mix of products we sell,

•

Promotional activities we conduct,

•

Price increases by our suppliers,

•

Our introduction of new products,

•

Our research and development activities,

•

Our competitors’ actions,

•

Fluctuations in the direct-to-consumer market,

•

Changes in usage of digital services and online commerce,

•

Changes in the photofinishing industry,

•

Changes in the promotional products industry,

•

General economic influences and conditions.

As a result of the above conditions, our operating results for any period do not necessarily indicate the results that can be expected for any future period. Our operating results in a future period may be below the expectations of public market analysts and investors which may cause the price of our common stock to decline.

Governmental regulation could harm our business.

Our operations, including our transmission of digital images over the Internet, are subject to regulation by the U.S. Postal Service, the Federal Trade Commission and various states, local, and private consumer protection and other regulatory authorities. In general, these regulations govern privacy, the manner in which orders may be solicited, the form and content of advertisements, information which must be provided to prospective customers, the time within which orders must be filled, obligations to customers if orders are not shipped within a specified period of time, and the time within which refunds must be paid if the ordered merchandise is unavailable or returned. Congress has enacted legislation to specifically regulate online commerce and communications and has addressed such issues as the transmission of certain materials to children, intellectual property protection, and taxation. Other legislation could result in additional regulation or prohibition of the transmission of certain types of content over the Internet.

There is no assurance that our common stock will be cleared to trade on the Over-the-Counter Bulletin Board.

We expect that a market maker will file a Form 211 with the National Association of Securities Dealers (the “NASD”) to have our Common Stock quoted on the OTC Bulletin Board. However, we cannot assure you that our common stock will ever be quoted on the OTC Bulletin Board or any other exchange or electronic medium.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

We expect that our common stock will be quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the our operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like AMEX Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

Some of our existing stockholders can exert control over us and may not make decisions that are in the best interests of all stockholders.

As of May 9, 2008, officers, directors, and stockholders holding more than 5% of our outstanding shares collectively controlled approximately 70% of our outstanding common stock. As a result, these stockholders, if they act together, would be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, this concentration of ownership may harm the market price of our shares by delaying or preventing a change in control of us, even if a change is in the best interests of our other stockholders. In addition, the interests of this concentration of ownership may not always coincide with the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

We cannot guarantee that an active trading market will develop for our common stock.

There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained.  Therefore, purchasers of our Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

There may be future dilution of our common stock.

If we sell additional equity or convertible debt securities, those sales could result in additional dilution to our stockholders.

We have incurred operating losses in the past and may not be able to sustain profitability in the future. Recent accounting changes may make it more difficult for us to sustain profitability.

Crystal Magic, Mountain Capital, LLC and Auleron 2005, LLC, which all merged in either April or May 2008 with a subsidiary of ours to form our consolidated company, have periodically experienced operating losses. If we are unable to produce our products and provide our services at commercially reasonable costs, if revenues decline or if our expenses exceed our expectations, we may not be able to sustain or increase profitability on a quarterly or annual basis. Also, we expect to be a publicly traded company, and will therefore be subject to the Sarbanes-Oxley Act of 2002, which will soon require that our internal controls and procedures comply with Section 404 of the Sarbanes-Oxley Act. We expect compliance to be costly and it could impact our results of operations in future periods. In addition, the Financial Accounting Standards Board now requires us to follow Statement No. 123, “Share Based Payment,” or SFAS No. 123R. Under SFAS No. 123R, companies must calculate and record in their statement of operations the cost of equity instruments, such as stock options or restricted stock, awarded to employees for services. We expect that we will use stock options to attract, incentivize and retain our employees and will therefore incur the resulting stock-based compensation expense. This will continue to adversely affect our operating results in future periods.

We have a limited operating history as a combined entity, which makes it difficult to evaluate our business and prospects for the future.

We have only a limited operating history as a combined entity on which investors can base an evaluation of our business and future prospects. We face many risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we must do the following:

•	maintain and increase our number of customers;

•	maintain and enhance our brand;

•	maintain and grow our website and customer operations;

•	continue to enhance and innovate in our kiosk offerings to remain competitive;

•	expand our penetration in the promotional products industry;

•	Market and expand our theme park offerings;

•	successfully execute our business and marketing strategy;

•	continue to develop and upgrade our technology and information processing systems;

•	continue to enhance our service to meet the needs of a changing market;

•	provide superior customer service;

•	respond to competitive developments; and

•	attract, integrate, retain and motivate qualified personnel.

We may be unable to accomplish one or more of these things, which could cause our business to suffer.

Interruptions to our information technology systems, availability of retail facilities, kiosk manufacturing, personalized--product production processes or customer service operations could damage our reputation and brand and substantially harm our business and results of operations.

The satisfactory performance, reliability and availability of our information technology systems, kiosk manufacturing, personalized-product production processes and customer service operations are critical to our reputation, and our ability to attract and retain customers and maintain adequate customer satisfaction. Any interruptions that result in reduced order fulfillment performance or customer service could result in negative publicity, damage our reputation and brand and cause our business and results of operations to suffer.

For our theme park sales, we depend in part on third parties to make available and maintain certain aspects of our retail locations, such as facilities at Disney World, Disneyland and Universal Studios theme parks. Remodeling or other activities at these theme parks may result in our inability to sell products for the duration of such activities. We may not be informed in advance or offered other locations to sell our products during such remodeling. Our business interruption insurance policies do not address all potential causes of business interruptions that we may experience, and any proceeds we may receive from these policies in the event of a business interruption may not fully compensate us for the revenues we may lose.

We may have difficulty managing our growth and expanding our operations successfully.

Through the companies that merged to form us in April and May 2008, we have website operations, manufacturing facilities, business offices and retail locations in Orlando, Florida, Lake Placid, New York and northern and southern California. Our growth has placed, and will continue to place, a strain on our administrative and operational infrastructure. Our ability to manage our operations and growth will require us to continue to refine our operational, financial and management controls, human resource policies and reporting systems.

If we are unable to manage future expansion, we may not be able to implement improvements to our controls, policies and systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Our ability to provide high-quality products, service and customer support could be compromised, which would damage our reputation and brand and substantially harm our business and results of operations.

Competitive pricing pressures may harm our business and results of operations.

Demand for our products and services is sensitive to price. Many external factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations, we could lose customers, which would harm our business and results of operations.

The loss of key personnel and an inability to attract and retain additional personnel could affect our ability to successfully grow our business.

We are highly dependent upon the continued service and performance of our senior management team and key technical, marketing and production personnel, some of whom have formed critical relationships with the companies with whom we have contracts. The loss of these key employees, each of whom is “at will” and may terminate his or her employment relationship with us at any time, may significantly delay or prevent the achievement of our business objectives.

We believe that our future success will also depend in part on our continued ability to identify, hire, train and motivate qualified personnel. We face intense competition for qualified individuals from numerous technology, marketing, financial services, manufacturing and e-commerce companies. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements, or we may be required to pay increased compensation in order to do so. Our failure to attract and retain qualified personnel could impair our ability to implement our business plan.

The success of our business depends on continued consumer and retailer adoption of digital photography.

Our growth is highly dependent upon the continued adoption by consumers and retailers of digital photography. The digital photography market is rapidly evolving, characterized by changing technologies, intense price competition, additional competitors, evolving industry standards, frequent new service announcements and changing consumer demands and behaviors. To the extent that consumer adoption of digital photography does not continue to grow as expected, our revenue growth would likely suffer. Moreover, we face significant risks that, if the market for digital photography evolves in ways that we are not able to address due to changing technologies or consumer behaviors, pricing pressures, or otherwise, our current products and services may become less attractive, which would likely result in the loss of customers, as well as lower net revenues and/or increased expenses.

Our net revenues and results of operations are affected by the level of vacation and other travel by our customers, particularly in our theme park operations, and any declines or disruptions in the travel industry could harm our business.

Because vacation and other travel is one of the primary occasions in which our customers visit theme parks as well as utilize their digital cameras, our net revenues and results of operations are affected by the level of vacation and other travel by our customers. Accordingly, downturns or weaknesses in the travel industry could harm our business. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Events or weakness in the travel industry that could negatively affect the travel industry include price escalation in the airline industry or other travel-related industries, airline or other travel related strikes, safety concerns, including terrorist activities, inclement weather and airline bankruptcies or liquidations. In addition, high gasoline prices may lead to reduced travel in the United States. Any decrease in vacation or travel could harm our net revenues and results of operations.

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We expect to become a public company. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the rules and regulations of an exchange or the OTC-Bulletin Board. The requirements of these rules and regulations will likely continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and effective internal control over financial reporting. Significant resources and management oversight are required to design, document, test, implement and monitor internal control over relevant processes and to, remediate any deficiencies. As a result, management’s attention may be diverted from other business concerns, which could harm our business, financial condition and results of operations. These efforts also involve substantial accounting related costs.

Our stock price may be volatile or may decline regardless of our operating performance.

The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	price and volume fluctuations in the overall stock market;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	ratings downgrades by any securities analysts who follow our company;

•	the public’s response to our press releases or other public announcements, including our filings with the SEC;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	introduction of technologies or product enhancements that reduce the need for our products;

•	market conditions or trends in our industry or the economy as a whole;

•	the loss of key personnel;

•	lawsuits threatened or filed against us;

•	future sales of our common stock by our executive officers, directors and significant stockholders; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

We may issue preferred stock with greater rights than our common stock.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 10 million shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series, the terms of which may be determined by the Board of Directors at the time of issuance without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding and we have no current plans to issue any preferred stock. However, the issuance of any such preferred stock could materially adversely affect the rights of holders of our common stock, and therefore could reduce the value of the common stock.

FORWARD-LOOKING STATEMENTS

Most of the matters discussed within this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary significantly from those discussed in the forward-looking statements.

These forward-looking statements may include, among other things, statements relating to the following matters:

•

our ability to launch new e-commerce initiatives

•

results of our initial roll-outs with partners, such as AmerisourceBergen

•

consumers level of adoption of our initiatives

These forward-looking statements are made as of the date of this prospectus, and we assume no obligation to explain the reason why actual results may differ. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this prospectus might not occur.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we filed with the SEC a registration statement on Form S-1 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549, and on the SEC Internet site at http:\\www.sec.gov.

We expect to be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we expect to file annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.  You also may request a copy of the registration statement and these filings by writing or calling us at 336 Bon Air Center, No. 352, Greenbrae, CA 94904, telephone number (415) 747-8775.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling stockholders.

DESCRIPTION OF OUR AUTHORIZED CAPITAL

Our authorized capital consists of 75 million shares of common stock, par value $.001 per share and 10 million shares of preferred stock, par value $.001 per share.  As of May 9, 2008, 13,428,952 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the certificate of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law does, however, prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Certain Anti-Takeover Effects of Law and Certificate of Incorporation

We are subject to the business combination provisions of Section 203 of Delaware corporation law.  In general, such provisions  prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any interested stockholder (in general, a stockholder owning 15% of a corporation’s outstanding voting securities) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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the transaction is approved by the corporation’s board of directors prior to the date the stockholder became an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of such outstanding voting stock not owned by the interested stockholder.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview and Background

We are a recently organized Delaware corporation that combined three existing companies -- Crystal Magic, Inc.; Mountain Capital, LLC (d/b/a Arrow Media Solutions); and Auleron 2005 LLC (d/b/a Auleron Technologies) – with strong track records in complimentary parts of the photo and personalized product industries. The companies were combined by way of the merger of each of Crystal Magic, Inc., Mountian Capital, LLC and Auleron 2005, LLC with subsidiaries of ours with the result that each of Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC survived the merger and became wholly owned subsidiaries of ours. We have a limited operating history as a consolidated company.

Through this strategic combination, we are now a full-service, fully integrated provider of personalized image-based products and services, delivered through multiple channels, including e-commerce websites, our own proprietary photo kiosks, independent resellers and company owned retail stores. We also sell personalized image-based products to the $19 billion promotional, incentive and award products industry.

Crystal Magic began by using proprietary laser technology to create three-dimensional laser images engraved inside solid crystal, sold in company-owned stores within Disney and Universal theme parks, and later expanded to a wide range of image-based merchandise offered in mass market retail. Our Arrow Media Solutions kiosk division provides digital photo kiosk solutions for various customers, including AmerisourceBergen, one of the top three health care companies on the Fortune 500 and currently No. 29 on the Fortune 100. Through our Auleron Technologies division, we maintain an on-call network of over 3,500 contract technicians to service our kiosk installations.

In addition to our theme park stores and our resellers, we sell our products to small and large corporate clients, on company-owned and partner-owned kiosks, and through our proprietary web-based ecommerce system called “Web Stores on Demand” (WSOD).  Our WSOD system allows our partners to quickly and simply create ecommerce web sites featuring their logos or other images, and place this ecommerce site within an existing web site.

Our ecommerce and kiosk initiatives are a key part of our growth strategy for 2008 and beyond, as we grow all our lines of business. In addition, we intend to acquire other related businesses to help us expand the products and services we offer and increase our market share.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financials statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following discussion involves our most critical accounting policies.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of trade receivables.  In the normal course of business, the Company provides on-going credit evaluations of its customers and maintains allowances for possible losses.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash Equivalents

Cash includes all cash and highly liquid investments with original maturities of three months or less.

Inventory

A portion of the inventory consists of kiosks and components and is stated at the lower of cost or market using the FIFO (first in, first out) method.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation.  Depreciation and amortization on property and equipment are determined using the straight-line method for book purposes and accelerated methods for income tax purposes over the ten year estimated useful lives of the assets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicated that the book value of an asset may not be recoverable.  The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment.  The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the estimated remaining life in measuring whether the assets are recoverable.  If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the statement of operations.  In the fourth quarter of 2006 the Company analyzed its expected cash flows related to its installed software license, and determined that the cash flows would not be sufficient to recover its investment in that assets, resulting in an impairment. The total amount impaired was $96,621 and was recorded in operating expenses.

Revenue Recognition

Revenue is recognized when a valid contract or purchase order has been executed or received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collectability is reasonably assured.

Compensated Absences

Employees of the Company are entitled to paid vacation depending upon lengths of service and other factors.  The amount of compensation for future vacations cannot be reasonably estimated. Accordingly, no liability has been recorded in the accompanying financial statements.  The Company’s policy is to recognize compensated vacations when actually paid to employees.

Use of Estimates

The preparation of financial statements is conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Significant estimates include the cash flow projections used for the impairment tests, depreciation and amortization.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets" (SFAS 153). This Statement addresses the measurement of exchanges of nonmonetary assets and is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS 153 has not had a material effect on the Company's financial position or results of operations.

In December 2004, FASB issued SFAS No. 123(R), "Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) revises FASB Statement No. 123, "Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees.” SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of such awards (with limited exceptions).  SFAS 123(R) is effective as of the first reporting period beginning after June 15, 2005.  As of the balance sheet date, the Company did not have an option plan or any share based compensation arrangements with employees.  However, should the Company adopt such a plan in the future it will adopt SFAS 123(R), as of the time the option plan is adopted.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company plans on reviewing its tax situation to determine whether there are any uncertain tax positions

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

The Company does not expect the adoption of other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Results of Operations

Year ended December 31, 2007 compared to December 31, 2006

We are reporting a $156,826 decrease in net loss to $(670,124) for the year ended December 31, 2007 as compared to $(826,950) for the prior year.  Net sales for fiscal 2007 were $6,035,031, a decrease of $837,047 from fiscal 2006 due primarily to the loss of revenue associated with a key customer that ceased operations during the year.

Cost of goods sold for the year ended December 31, 2007 decreased by $462,360 from $2,013,548 for the year ended December 31, 2007 to $2,475,908 for the year ended December 31, 2006. The decrease is principally due to lower cost of goods sold  associated with a key customer that ceased operations during the year. Cost of goods sold as a percentage of revenue for the years ended December 31, 2007 and 2006 was 34.5% and 36.8%, respectively. The decrease in cost of goods sold as a percentage of revenue is principally due to lower margin business associated with the key customer that ceased operations during the year.

Operating expenses for the year ended December 31, 2007 decreased by $667,282 from $5,158,002 for the year ended December 31, 2007 to $4,490,720 for the year ended December 31, 2006. The decrease in general and administrative expenses is principally due to expenses associated with the key customer that ceased operations during the year.

Liquidity and Capital Resources

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs.

OUR BUSINESS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Accordingly, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those risk factors set forth in this prospectus. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF OUR BUSINESS

We are a fully integrated provider of image-based products and services with the mission of leveraging the fundamental transformation of the digital imaging industry. We deliver our products and services through multiple channels, including online stores, our own proprietary photo kiosks, independent resellers and company-owned retail stores.

We have built a diverse revenue model, with all revenue streams sharing a common theme of enabling the capture and delivery of images and image related products to consumers and businesses – directly to consumers and small businesses, and in partnership with some of the biggest companies in the United States.

We, along with our partners, market our products online, at retail, and through business-to-business partners and resellers. Current customers include the Walt Disney Co., AmerisourceBergen (#29 on the Fortune 100), and leading e-commerce web sites.    In addition, Propell’s management has a long track record of delivering a variety of consumer and photo products, services and logistics to major partners, including the nation’s leading retailers, including Wal-Mart, Walgreens, CVS and Rite-Aid.

We were formed by combining three companies – Crystal Magic, Inc.,  Mountain Capital, LLC (d/b/a Arrow Media Solutions) and Auleron 2005, LLC (d/b/a Auleron Technologies) – that had a strong track record in complementary parts of the imaging industry, and expanding their capabilities both online and at retail with significant increases in management and capital resources. The companies were combined by way of the merger of each of Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC with subsidiaries of ours with the result that each of Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC survived the merger and became wholly owned subsidiaries of ours.

Central to our strategy is providing multiple methods for customer acquisition -- whether through our proprietary e-commerce web stores, freestanding digital photo kiosks, or our retail partnerships.  Our products are then delivered to consumers via multiple channels, including online and brick and mortar resellers, and company owned retail locations at Disney World and other theme parks.

On a standalone basis, the combined companies generated approximately $5.8 million in the pre-merger calendar year, including $500,000 generated by now-discontinued operations, including gross profit for 2007 of $3.8 million and gross margin percentages in 2007 of 65%.

The Crystal Magic Division

Crystal Magic’s core business began nearly a decade ago by using proprietary laser technology to create three-dimensional laser images engraved inside solid crystal, sold in company-owned stores within Disney and Universal theme parks, and later expanded to a wide range of image-based merchandise offered in mass market retail.  The company’s founders have long-standing relationships with Disney, Universal Studios and other entertainment locations.

Today, the Crystal Magic division’s products are delivered at theme parks, on a wholesale basis to retailers, to small and large corporate clients and through our proprietary online system that allows partners to create “Web Stores on Demand”.

We believe Web Stores on Demand opens up substantial new opportunities and channels for us by providing partner web sites with the opportunity to easily integrate a photo merchandise online store into their sites with little effort or cost, and is a key part of our strategy for 2008 and beyond.

Crystal Magic also has a long track record delivering personalized products to the $18 billion promotional, incentive and award products industry, delivering quantities anywhere from one unit to over 500,000 in a single order.   Crystal Magic has served these markets since 2001, and sees particular opportunity to leverage its Web Stores capabilities to expand its efforts in the promotional products category, where few competitors offer online solutions.

Crystal Magic’s operations run 365 days a year, permitting it to offer all its channels what management believes to be the most competitive turnaround times in the industry including during the seasonal spikes that traditionally have resulted in delays and unfilled orders for our competitors.  To do so, Crystal Magic has developed proprietary software and systems that integrate into each of its customers’ data processing systems.  Historically, these systems have permitted the company to integrate with partners serving large chains, such as Walgreens and CVS, and seamlessly fulfill orders and report back to the retailers’ systems.  In addition to its proprietary channels and systems, Crystal Magic stays highly competitive by sourcing a significant percentage of its raw materials directly from overseas. Crystal Magic has an unlimited source of raw materials and expects to have no availability issues with respect to raw materials.

Sales of Crystal Magic’s products and services represented 71% of our 2007 combined sales.

The Arrow Media Solutions Division

Our Arrow Media Solutions division provides digital photo kiosk solutions for retail.  Historically, Arrow Media Solutions has focused partners in “nontraditional” channels – retailers who previously had limited presence in the photo category.  Arrow Media Solutions’ kiosks help retailers fulfill a key strategy – driving store visits and customer loyalty.

Arrow Media Solution’s growth rate accelerated sharply over the last 18 months after securing a relationship with AmerisourceBergen.  AmerisourceBergen, one of the top three health care companies on the Fortune 500 and currently No. 29 on the Fortune 100, has annual revenues of $61 billion.  We believe that Arrow Media Solutions is a key part of AmerisourceBergen’s efforts to enable independent pharmacies to compete with large chains, where photo kiosks are an established source of revenue and customer loyalty.

Arrow Media Solutions places its kiosks on both a “distribution model” and a “placement model.”  In the distribution model, Arrow Media Solutions sells the kiosk solution to the partner at a profit, and then makes additional revenues by selling supplies and other products to the partner.  Most profits from retail sales are retained by the partner.  In the placement model, currently being tested with AmerisourceBergen and other partners, Arrow Media Solutions bears the cost of providing the kiosk, with the partner paying a monthly maintenance fee and Arrow Media Solutions receiving all revenues directly, paying a share to the partner.   This model requires larger investment by Arrow but affords the company a much greater share of profits.

Arrow Media Solutions, in partnership with one of the largest photo web sites in the world, is currently launching a test of kiosks in a variety of locations including retail and corporate settings to strategically establish the partner’s brand in “offline” locations – brick & mortar retail as opposed to online -- under the placement model.

Sales of Arrow Media Solution’s products and services represented 24% of our 2007 combined sales.

The Auleron Technologies Division

Auleron Technologies was founded nearly seven years ago by the same management team that later created Arrow Media Solutions. Originally, Auleron was a service provider to third parties, helping major retail, financial and technology organizations install new hardware and software in various locations. In the merger of Crystal Magic, Mountain Capital, LLC and Auleron 2005, LLC, the Auleron infrastructure has been maintained to serve the Company’s internal needs, making available an on-call network of over 3,500 technicians to service Propell installations and other initiatives.

This capability gives Propell a unique ability to compete with the largest providers of photo kiosks, since its delivery capabilities meet, and in most cases exceed, those offered by even its largest competitors.  The ability to effectively manage this network is a highly effective tool in reassuring large customers that Propell can provide field support for almost any initiative.

Auleron Technologies, under contract to various service providers including Cardtronics, Qualxserv and nfrastructure Technologies, has performed scores of regional and national installations for large national retailers, including Costco, CVS, Kroger, Barnes and Noble, Chevron, Duane Reade, Exxon-Mobil, Winn Dixie, Walgreens, Target, Seven Eleven, CVS and Dollar General.

Market size/opportunity

We were created to acquire and aggregate customers and leverage significant growth trends and opportunities in the rapidly evolving photo industry as well as related opportunities in the corporate market for customized products.

Our management team has extensive experience in technology, customer acquisition, ecommerce and retail – and specifically in the online, kiosk and photo merchandise category, both in serving large retailers and directly to consumers via the Internet, as well as the $18 billion promotional products market.

We formed our company by joining businesses that already had significant footholds in delivering wholesale and retail kiosk and photo gift products and services, and combining that with an expansion into providing online services that stand alone or integrate with the kiosk’s retail solution.

The photography industry has evolved dramatically in the last few years as digital technologies and services have replaced traditional film processing and online services have grown.    As traditional film processing has declined, new opportunities, and new demands from consumers, have been created.  Retail and online photo printing – including in-store kiosks – has grown from a $354 million business in 2003 to an estimated $2 billion business in 2007, according to the Photo Marketing Association (PMA), the largest industry trade group.

The following chart shows the spending in the United States on major digital photo categories during the years 2003 through 2007, with 2006 being estimated and 2007 being projected.

Separately, the “custom products/gifts” category – defined by the Photo Marketing Association as “personalized calendars, photo books, posters, t-shirts, mugs mouse pads, photo CDs and DVDs ordered at retail or at online stores” – has grown from $250 million in 2004 to an estimated $951 million in 2007, a nearly fourfold increase in three years.

Retail prints from digital cameras – which can be made online, in-store on mini-labs or, increasingly, in-store using the type of kiosks that Propell offers – grew from 700 million prints in 2003 to nearly 10 billion prints estimated for 2007, with an increase of 39 percent over 2006.  Prints made instantly on kiosks accounted for approximately one-fourth of online and in-store prints in 2006, or 30 percent of just in-store prints, according to the Photo Marketing Associations. As online and other channels grow, we expect that kiosk growth will continue to grow in absolute numbers, although fast growth in online is expected to reduce kiosk printing as a percentage of the overall market.

The following charts show the change in the methods used for making digital prints and the percentage of households that ordered or made custom photo products or gifts.

It is important to note that the growth in digital printing is tied directly to growth in photo gifts – a household with a digital camera is more than four times as likely to create a photo gift, according to the Photo Marketing Association.

The online marketplace for image-based products actually spans several categories, including photo sharing web sites and image merchandise sites. Pure play photo sharing web sites, such as Shutterfly, Kodak Gallery and Snapfish, are designed for consumers and are optimized for sharing and printing photos, and creating photo merchandise from those images.   Image merchandise sites, such as Zazzle, Cafepress and Threadless, allow artists, consumers and small businesses to create their own custom web stores featuring selected images that can be reproduced on a broad variety of merchandise.   Social networks, including Flickr, Myspace, and Facebook, have extensive photo capabilities that are core to their appeal.

Currently, the custom photo gift category is particularly fragmented, with only one major player, the PhotoThis division of privately held District Photo, provides large-scale fulfillment across a broad category of products to multiple large customers.  Smaller players, including Image Your Photos and EZ Prints, have had limited success and growth.

We also compete in the promotional products category, also known as advertising specialties.  Promotional products, which include any products used to promote a product, service or company program, including textiles and other personalized products, constitute a $19 billion category, according to the Promotional Products Association International (PPAI).

We see significant opportunity given that more than half of distributors in the promotional products category are small businesses (defined as those under $2.5 million) with limited resources, and fewer than 15 percent use the Internet for selling, according to the most recent data available from PPAI.

Our Strategy

Overview

Our combined resources permit us to offer a complete, integrated package of image-related products and services from a single source – delivered to consumers in multiple channels of distribution, both directly and through partnerships with established corporate players. This provides the opportunity to further monetize our existing customers by broadening the product offering, enhancing the convenience of ordering (at kiosk, online or at retail), and expanding presence both online at retail.

Further, the combination gives us the ability to acquire customers – both business partners and consumers -- by providing an integrated online, kiosk and fulfillment service, one of the only such fully integrated offerings in North America.

Specifically, the combination creates a single company that:

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Brings together one of the digital imaging industry’s most experienced, and seasoned management teams.

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Leverages additional capital resources to expand each of our existing businesses, and enter new markets, especially “web stores on demand.”

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Provides a complete, integrated solution for retail customers, offering a single stop partner providing any or all of the following:

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a hardware kiosk that offers a wide variety of image-based prints and gifts that customers can order in-store

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a web store that integrates with the same account and permits the customer to order from home

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a wide variety of products that can be made and delivered by the same company, with low cost and quick turnaround

Multiple channels of distribution – through brick and mortar as well as online – further reduce the company’s risk that variations in any given channel will jeopardize the company’s overall business.

Further, management intends to identify further combinations that will enhance the company’s revenues through expanded channels and offerings and reduce the company’s overall cost structure.

How we address the competitive opportunity

Management is not aware of any company in the marketplace today that offers as complete an integrated retailer friendly solution -- one that includes web services, kiosks, in-house product fulfillment, and a nationwide service network.   Management is focused on offering these components – on a standalone basis or integrated as a complete system -- to nontraditional markets being underserved by its competitors.  Examples to date include the company’s partnership with AmerisourceBergen, Disney, Universal Studios, a leading photo web site, and Audiostreet.net.

Our new  “Web Stores on Demand” service permits artists, consumers and businesses to instantly create an online store for merchandise featuring their images, with Propell performing all fulfillment, manufacturing, shipping and billing.

Our kiosks offer a companion web-based service that allows customers to access photos uploaded at the kiosk, and images uploaded to the web can be accessed from select kiosks.

Our retail operations selling photo crystals at Disney and Universal theme parks have enjoyed consistent sales despite the limited resources for expansion or marketing.  Management believes additional resources will permit it to generate additional revenues at its theme park operations by permitting updated displays, refreshed and broader product offerings and additional staff training.

Additionally, our management has deep experience in retail fulfillment category, with its founders including those who previously created PhotoTLC, one of the largest photo merchandise operations in the US, serving customers including Walgreens, Wal-Mart, CVS, Rite Aid and Meijer stores.

Finally, through our Crystal Magic operation, we have extensive experience in the promotional products category.  The creation, manufacturing and distribution of promotional products use the same expertise and facilities as our other product offerings.  Management believes the expanded offerings created by our recent merger further enhance the company’s ability to address the promotional products market, including offering web stores to corporate customers as well as expanded product line of imaging products and the introduction of kiosks to corporate locations.

We see significant opportunity to expand in promotional products given, as noted earlier, the limited size and resources of existing players in the category,  our lower cost structure (without setup fees or minimums), and the untapped market for online services in this category.

In each of its partnerships, we seek to maintain branding for our product offerings wherever possible, and create exclusive partnerships. The company intends to both co-brand (“Powered by Propell”) and build its direct relationships with consumers so that its own brand can stand alone in specific categories of business, building brand loyalty at multiple “touch points” (for example, a retail kiosk and web offering) and increasing margins by removing “middle men.”  Given large enough opportunities such as its existing relationship with Disney theme parks, the company will continue to co-brand or offer its service on a “white label” basis.

Our product and service offerings

We acquire customers and provide solutions in several categories:

Web solutions (including Web Stores on Demand and Web Direct.)

In Web Stores on Demand (WSOD), we offer a turnkey photo gift web site.  With just a few minutes’ work, WSOD permits a partner – whether a rock band, a business, or classroom – to create a complete web store with up to 200 items of personalized photo merchandise.  The partner sets the prices, and we do the rest – we create the store, make the products on demand, ship them, collect the revenues, and send the partner a check for the profits.  We are currently targeting a number of partnerships for the WSOD service with existing social network and other web sites with large user bases.

With Web Direct, the company maintains its own online web photo sites where consumers can upload, print and create gifts with their photos.   The company currently maintains a direct web site for consumers at www.thebestphotogifts.com, as well as a promotional products web site at www.uspromoproducts.com.

Our Web Stores on Demand, including our transmission of digital images over the Internet, are subject to regulation by the U.S. Postal Service, the Federal Trade Commission and various states, local, and private consumer protection and other regulatory authorities. In general, these regulations govern privacy, the manner in which orders may be solicited, the form and content of advertisements, information which must be provided to prospective customers, the time within which orders must be filled, obligations to customers if orders are not shipped within a specified period of time, and the time within which refunds must be paid if the ordered merchandise is unavailable or returned. Congress has enacted legislation to specifically regulate online commerce and communications and has addressed such issues as the transmission of certain materials to children, intellectual property protection, and taxation. Other legislation could result in additional regulation or prohibition of the transmission of certain types of content over the Internet.

Kiosk solutions

The company offers Arrow Media Solutions-branded and co-branded and partner-branded kiosks through either a distribution or a placement model.  As described earlier, in the distribution model, we sell the kiosk to the partner at a profit, and then make additional revenues by selling supplies to the partner.  Most profits are then retained by the partner.  In the placement model, we bear the cost of providing the kiosk, with the partner paying a monthly maintenance fee and receiving a commission on sales as an ongoing incentive to assist in the promotion and expansion of the service.

Consumer photo products

Subsurface laser etched crystal and photo gifts, delivered through web and kiosk, but also through third party channels.

Retail stores

Our own stores inside of tourist locations, including Disney World, Disneyland and Universal Studios.

Support network

To ensure success in the installations and partnerships, the company’s support division manages a network of 3,500 contractors who can be on-site to service one of our partners within 48 hours.

Channels

We deliver our products and services through a diverse set of retail, wholesale and online channels, which maximizes sales potential while minimizing the risk that any underperforming channel will jeopardize the overall business.

We break down our major channels as follows:

Web Stores on Demand (WSOD)

The company’s newest initiative, WSOD allows web or corporate partners to create a web site offering over 200 photo gifts in minutes.  We plan for the first WSOD offering to launch in the near future.

Web direct

The company operates its own web sites targeting the advertising specialty and consumer markets that sell a broad spectrum of photo merchandise.

Kiosk Partnerships and Placements

Propell’s Kiosk Solutions division both sells kiosks to retail partners, as well as placing them and retaining ownership in retail and other brick & mortar settings.  (See Resellers and Strategic OEMs sections below).

Theme parks

Primarily subsurface laser crystal, sold by company personnel at retail locations within Disneyland, Disney World and Universal Studios Orlando.

Resellers – big box

This category includes major mass market retailers such as Walgreens or CVS.  Historically, the company has served this market and selectively may re-enter it, but prefers to target end-users directly without the 30-40 percent overhead required by this channel.

Resellers – independent

These include small online retailers, independent gift and award stores.  The company currently provides photo gifts, crystals and kiosks to these customers.

Promotional sales

The company’s subsurface crystal products are sold to the promotional products industry, both directly to large corporate clients and through resellers, for a wide range of end customers including Ford Motor Company, UBS, Starwood Hotels, Martin Marietta, NASA, and Major League Baseball, NFL and the NBA.  The company plans to expand its photo merchandise and kiosk offerings into this category.

Government sales

Through specialty resellers, the company historically has sold its subsurface products for a wide range of government and military customers including the Pentagon, Army, Air Force, NASA and the White House.  The company will continue to pursue these opportunities.

Strategic OEMs

In special channels, the company partners strategically to bring a customized offering to market.  These include:

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AmerisourceBergen.  An exclusive partnership in which the company’s kiosk division provides custom offerings for this Fortune 100 pharmaceutical company and its Good Neighbor Pharmacy and Family Pharmacy member stores.

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Online partner.  The company’s kiosk division is rolling out a series of tests with one of the leading online photo sites to provide a cobranded hardware solution to retail locations.

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Douglas Stewart.  The company’s kiosk division is partnering with the largest reseller in the college market to market a kiosk solution to its network of college bookstores, academic computing centers, and value-added resellers (VARs).

Key relationships

We currently maintain strategic or distribution relationships with several companies, including the Walt Disney Co., Universal Studios and AmerisourceBergen.

Walt Disney Co.

Through its Crystal Magic operations, the company has been doing business in Disney theme parks since 1999, with multiple operations now at Disneyland and Disney World.

                Crystal Magic has six separate staffed facilities within the Disney parks, including Epcot Center, Magic Kingdom, Disneyland, California Adventure and Downtown Disney.  Including the nine years since Crystal Magic was founded, Steven Rhodes, Crystal Magic’s founder, has been a supplier to Disney for more than 20 years.

Crystal Magic, Inc. has a revocable license agreement with Disneyland Resort, a Division of Walt Disney World Co. which enables Crystal Magic to generate portraits and 3-D character, logo and/or name drop (Mickey Mouse, Minnie Mouse, Donald Duck, Goofy, Pluto) sculpture reproductions inside optically transparent materials at Disneyland Park, Disney’s California Adventure Park and Downtown Disney. This agreement expires on October 30, 2008, unless renewed.

Crystal Magic, Inc. also has a Concession Agreement with Walt Disney World Co. that grants Crystal Magic a license to generate guest portraits and 3-D character, logo and/or name drop sculpture reproductions inside optically transparent material at Epcot and Magic Kingdom located at Walt Disney World Resort. This agreement  expires on October 30, 2008, unless renewed.

Universal

Since 2001, the company has maintained its own facilities as the only supplier of subsurface laser etched photo crystals at the Universal Orlando Resort’s theme parks.

Through its Crystal Magic operation, the company has staffed locations at Islands of Adventure and Universal Studios Florida parks, and is in discussion to expand operations to Universal Studios Hollywood location in California.

As with Disney, including the seven years since Crystal Magic first began business with Universal, Propell cofounder Steve Rhodes has been a supplier to Universal for more than 20 years.

Crystal Magic, Inc. has an agreement with Universal City Development Partners, L.P. pursuant to which Crystal Magic may operate multiple carts/kiosks in Universal Studios Florida and Universal Studios Islands of Adventure. This agreement expires on January 2, 2010, unless renewed.

AmerisourceBergen

Our Arrow Media Solutions division is the exclusive provider of digital kiosks to AmerisourceBergen, a $61 billion Fortune 100 company that is among the largest pharmaceutical distributors to the drug store channel in the US. This division has a Marketing Representative Agreement with AmerisourceBergen Corporation which appoints Arrow Media Solutions as the exclusive marketing representative for the sale of kiosks to transfer digital images to customers of AmerisourceBergen Corporation. The agreement is three years in length, with a one year renewal.

AmerisourceBergen has 11,000 pharmacy customers consisting of 3,000 stores in two independent networks that it manages under the brands Good Neighbor Pharmacy and Family Pharmacy.  There are an additional 8,000 independent stores in the ABC customer base.

Online Partner

Through its kiosk solutions division, we have formed a strategic relationship with one of the largest independent consumer photo websites. In the relationship, we are working with the partner to establish, test and evaluate a retail program that will permit co-branded kiosks to be located in a variety of nontraditional retail locations to expand the site’s brand at retail.

Douglas Stewart

The company recently executed an agreement with the Douglas Stewart Co., the leading distributor and marketer of computer products, consumer electronics and school supplies exclusively serving the education market.

Under this agreement, we will partner with Douglas Stewart to place our kiosks in Stewart channels, which currently include more than 2,500 college bookstores, academic computing centers, and value-added resellers (VARs).

Promotional Products Association International (PPAI)

Advertising Specialty Institute (ASI)

Through our Crystal Magic operations, we are a member of both PPAI and ASI, the trade associations that serve the $18 billion promotional products category.

Through its status as an ASI supplier, we are able to reach over 20,000 distributor companies and over 130,000 distributor salespeople at various trade shows and with other forms of communication during the year.

Photo Marketing Association (PMA)

We are a member of the Photo Marketing Association, the largest trade association representing the $83 billion imaging industry.

PMA represents 20,000 members in over 100 countries, including photo retailers, processors, manufacturers, labs, and mass market retailers. PMA provides members with research, conducts trade shows, otherwise helps the worldwide photo imaging community achieve business success and adapt to new technologies.

Laser Design International LLC

Through its Crystal Magic subsidiary, we are one of fewer than 10 U.S. companies that hold a worldwide license from Laser Design International LLC to the subsurface laser etching technology used in our photo crystal product line.  The agreement is perpetual, until such time as the LDI patent expires.

Our operating results with these key relationships will fluctuate in large part due to the seasonality of consumer photographic activity and the seasonality of the theme parks in which we sell our products.

Competition

We have competition in various aspects of our business, including subsurface laser etched crystal, wholesale and retail photo gifts, photo kiosks and online photo prints and merchandise.

Subsurface etching

The subsurface laser etched crystal portion of the business represented by the Crystal Magic division competes in a fragmented market.  The company’s primary competitors tend to be small or undercapitalized.

We distinguish ourselves from the competition in several ways.  Our crystal operation is one of fewer than 10 companies holding a worldwide license from Laser Design International LLC. We have a longstanding relationship with Disney and Universal Studios permitting us to distribute our products at both companies’ theme parks.    This permits a larger operation than our competitors that run 365 days a year and serve multiple channels of distribution, including the theme parks, promotional products industry, through resellers, and online.

Photo gifting

The photo merchandise business is fragmented among a number of suppliers.  In the wholesale channel, the only major supplier is the PhotoThis division of traditional photo processor District Photo, along with a number of smaller players such as EZ Prints and Imagine Your Photos.

Kodak has a modest photo gift operation whose largest customer, we believe, is its own web site at www.kodakgallery.com as well as the CVS drug chain.  Fujicolor Labs, which primarily serves Wal-Mart and the Longs Drug chain, has a limited in-house photo gift facility but largely outsources to third parties.  Many large chains, including Walgreens, rely on the District Photo service.

On the online side, many of the leading players including Shutterfly, rely on both internal resources and outsource suppliers.  Shutterfly, for instance, has a significant infrastructure to handle gifting and other photo merchandise internally (along with its extensive in-house photo printing capacity) but relies on others for seasonal capacity.   Both Zazzle and Cafepress maintain internal capacity but do not provide third-party services to retailers.

We historically have served as an outsource supplier to major retailers, and have the infrastructure, software and systems to handle significant volume across a broad spectrum of photo gifts.  In fact, as supplier to PhotoTLC, formerly the industry leader, our Crystal Magic division supplied a significant percentage of PhotoTLC’s production for over 19,000 retail locations.

Our order system, unlike those of our competitors, also permits us to serve as an aggregator for major retailers.  In the aggregator model, both our products and designated third-party products can be run through the same system.  This permits, for instance, a retailer to send a single image to us that we can use to manufacture an in-house product, and then we can also forward that image to a specialty manufacturer of the retailer’s choice if that item is not made by us.  Our system tracks the third-party order as well as our own, and handles all billing and communication with the retailer.  This system meets a complex but very real need for retailers during peak demand periods (particularly the December holidays), since consumers frequently submit a single photo for a single order that includes multiple types of product that require separate factories.

While we have in the past used these systems to serve large, mass-market retailers, these capabilities are equally useful in serving smaller niche markets where the same principles apply.  This capability, along with our low cost, 365-day, quick turnaround operation, gives us significant advantages over more expensive and less nimble competitors.

We are also the only major player in the category with such diverse channels of distribution, including theme parks, promotional products, online direct, kiosks, and wholesale to resellers.

Kiosks

There are a number of competitors in the kiosk industry with a variety of different business models.  Major competitors approach the market from a variety of angles including brand, software and aftermarket service. The largest competitors in the kiosk space focus on so-called big-box retailers with store counts in excess of 1,000.

These companies, including Kodak and Fuji, use kiosks as a way to extend their brand franchises. They are less focused on kiosk hardware design and service than on using kiosks to drive customer awareness and large volumes of paper in the aftermarket. Their kiosk operating systems are designed in a closed loop manner, which makes them more difficult to service and scale. Due to their size, these companies have been successful at deploying large numbers of kiosks in stores such as Wal-Mart, Target, CVS and Rite Aid. Together, management estimates that these companies have an estimated 80,000 units in the field.

Our Arrow Media Solutions division competes with these large players on the basis of superior service, product design, a willingness to cobrand, and superior uptime – as well as by offering hardware and services independent of the major photo suppliers who in many ways compete with their own customers.  Our kiosks also offer a second screen for advertising, unlike competitors, and are built modularly, permitting quick and simplified field service by swapping components.

Smaller competitors, such as Lucidium and Pixel Magic, have been successful in gaining some share of the big box retail market as well as the non-traditional market. Lucidium is a primarily a software development company that offers a low-end kiosk product. Hardware design and service is not a core focus for Lucidium.

Other competitors include Witech, Pixology, and to a limited extent Sony and Mitsubishi, who are suppliers to us but also provide third-party kiosk solutions to some of their own customers.

We have a unique history as a service organization that installs and supports kiosks and other hardware for Fortune 500 (and smaller) companies nationwide.  Through our service division, we have a network of over 3,500 technicians who can respond seven days a week to ensure better uptime than even our largest competitors.  This “best of breed” service offering includes remote monitoring of kiosks, in-house help desk, and a modular hardware design that permits rapid service in the field.

Online

Competition in online photo and merchandise space takes several forms. Photo sharing web sites are designed for consumers and are optimized for sharing and printing photos, and creating photo merchandise from those images.   Competitors include Kodak Gallery, Shutterfly, Snapfish, Photobucket, Webshots, and to some extent Myspace, Facebook and other social networking sites, as well as the web sites of photo retailers such as Walgreens, Wal-Mart and CVS.

Image merchandise sites allow artists, consumers and small businesses to create their own custom Web Stores featuring selected images.  Competitors include Zazzle, Cafepress and Threadless.

After analyzing existing online players in the photo merchandise category, the company identified a significant underserved opportunity to partner with key business partners to provide a “webs on demand” service that most closely competes with the image merchandise companies such as Zazzle and Cafepress, but has significant advantages in product quality, pricing, ease of setup and turnaround times.  In particular, Zazzle and Cafepress focus on the artist and small-group market, where management believes a large, underserved market exists in partnering with a broader range of partners including corporate, special interest and medium large organizations.

We see substantial opportunity to compete with existing players in quality and execution.

In addition, we believe we will be the only competitor in the image merchandise category that provides a complete set of offerings that include web solutions that also integrate with our own kiosk hardware, in-house manufacturing, and low cost, 365-day operations.

Forged in our customer service origins (as demanded by large corporate clients and partners such as Disney), we believe we have built better execution, systems, project management, costing – and utilization of plant and equipment – than any competitor.

In addition, we have overcome one of the industry’s biggest challenges, which is handling seasonality and the volume spikes that accompany it. The company’s theme park business, for instance, peaks in the summer months, while its retail photo gift business peaks in the fourth quarter.

Intellectual property

We have created and licensed a variety of proprietary software, hardware and operational systems that distinguish it from competitors.

In its subsurface laser crystal business, we are one of fewer than 10 companies with a worldwide license necessary to manufacture and distribute products based on this technology.  The license is perpetual, so long as the patent remains in force.

In our kiosk business, we have developed a unique, fully integrated system including remote monitoring of kiosks in the field, help desk and technician-dispatch system.  Additionally, we contract for custom kiosk software development depending on the OEM or retail partner’s needs.

We created our Web Stores on Demand product offering using our own technology, as well as proprietary manufacturing and image capture systems, customer integration systems for integrating with customer order systems, and custom EDI development.

Insurance

We have insurance for general commercial liability with the Zurich Group in an amount of $2 million. We have worker’s compensation insurance with The Hartford in an amount equal to 100% of our payroll for the current year. We have products and completed operations insurance in the aggregate amount of $2 million.

Operations

The company has offices in Orlando, Fla., Lake Placid, NY (scheduled to relocate to the greater Hartford, Conn., area in 2008); Brea (Orange County), Calif.; and San Francisco Bay Area.

Activities in the Orlando office include finance, management of the theme park locations, as well as web store development, subsurface laser and gift manufacturing.

Kiosk sales and marketing is headquartered in the Lake Placid office, with kiosk, design, staging and assembly in Brea.  The field service operation is also headquartered in the Lake Placid office.

The San Francisco office is primarily focused on sales, strategic partnerships and business development.

Laser and gift materials are sourced from overseas.   Kiosks are assembled, primarily in Brea, using components from several outsource vendors including those providing kiosk hardware, computer units, printers and software.

In addition, we maintain the following company-staffed retail locations in Florida and California:

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Disney World (Florida)

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Two locations at Epcot (Disney World Florida):

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one at the Mouse Gear retail location

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a 600-sq-ft retail and production facility at the Imagination Institute

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One retail location at Space Mountain in the Magic Kingdom

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Downtown Disney

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Disneyland (California)

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Retail location at Disney’s California Adventure

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Retail location within the Disneyland castle.

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Retail and production facility in Downtown Disney location in World of Disney.

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Universal Orlando Resort (Florida)

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Retail location at Islands of Adventure theme park, in the Trading Company

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Retail location at Universal Studios Orlando theme park, located in Jimmy Neutron store

DIRECTORS AND EXECUTIVE OFFICERS

The directors, officers and key employees of the company are as follows:

Name	Age	Position

Edward L. Bernstein	56	Chief Executive Officer and President

Steven M. Rhodes	48	Chairman, Chief Financial Officer and Secretary

Paul Scapatici	32	Executive Vice President, General Manager, Kiosk Division

John C. Wolf	57	Executive Vice President, General Manager, Web Stores

Lane Folliott	43	Vice President, Sales, Kiosk Division

James Wallace	32	Vice President, Operations, Kiosk Division

The business experience, principal occupations and employment of each of the above persons during at least the last five years are set forth below.

EDWARD L. BERNSTEIN.  Mr. Bernstein has been our Chief Executive Officer and President since we were organized in February 2008.  Mr. Bernstein has a 25 year track record in founding, financing and growing consumer technology and entertainment companies. He has raised over $75 million in private capital working with a variety of venture capital and strategic investors. During 2007 and until February 2008, Mr. Bernstein was a consultant to Creekside LLC, a consulting firm to early stage technology companies. From 2002 through 2006, Mr. Bernstein served as President and CEO of PhotoTLC, Inc., providing online and in-store digital photo services and gifts for the largest retailers in the United States.   Prior to his work with PhotoTLC, beginning in 1999, Mr. Bernstein served as the Chief Executive Officer of Photopoint.com, one of the pioneering digital photo sharing sites.  Mr. Bernstein also serves on the Board of Directors of Silverstar Holdings Ltd., a publicly traded publisher and developer of interactive entertainment software. Mr. Bernstein received his Bachelor of Arts from the University of Hartford and is a graduate of Stanford University’s Executive Program.

STEVEN M. RHODES.  Mr. Rhodes has been our Chairman and Chief Financial Officer since we were organized in February 2008. Mr. Rhodes founded Crystal Magic, Inc. in 1999, conceiving of the original concept and product line and forging long-term relationships with suppliers and distribution partners, most notably Walt Disney Co. and Universal Studios, as well as a variety of wholesale and retail partners. Mr. Rhodes holds a degree in business administration from Walsh College and is a member of the American Institute of CPAs.

PAUL SCAPATICI.  Mr. Scapatici has been our Executive Vice president and General Manager of our Kiosk Division since our merger with Mountain Capital, LLC in May 2008. He is a cofounder of our Arrow Media Solutions division and the original founder of the Auleron Technologies division. Prior to forming Auleron Technologies, Mr. Scapatici held a senior executive role beginning in 1999 with Network Power Systems, a company which worked exclusively with National Cash Register. Mr. Scapatici earned his Bachelors of Science in Marketing, Management from Siena College.

JOHN C. WOLF. Mr. Wolf has been our Executive Vice President and General Manager of our Web Stores since we merged with Crystal Magic, Inc. in May 2008, after serving in a similar role at Crystal Magic prior to the merger. . Mr. Wolf joined our Crystal Magic division as an executive vice president and part owner in 2001. Prior thereto, Mr. Wolf worked at Alltel Information Services, Inc. (now Fidelity Financial Systems), where he developed the mortgage industry’s first value added electronic network, the InterChange. Trillions of dollars in financial transactions have flowed through the InterChange since then.

LANE FOLLIOTT. Mr. Folliott has been our Vice President of Sales, Kiosk Division since our merger with Mountain Capital, LLC in May 2008, after serving in a similar role at Mountain Capital prior to the merger. Mr. Folliott has over 20 years of experience in the photo imaging industry. He began as a part owner in 1985 with Direct Foto, a regional photo fulfillment and distribution company. He spearheaded Direct Foto opening its own photo lab, which would successfully compete with Kodak, Fuji and Konica Labs. Under Mr. Folliott’s guidance, Direct Foto grew from a few locations to one of the largest independent wholesale photo finishing labs in the United States.

JAMES WALLACE Mr. Wallace has been our Vice President of Operations, Kiosk Division since our merger with Mountain Capital, LLC in May 2008, after serving in a similar role at Mountain Capital prior to the merger.  Mr. Wallace joined our Auleron Technologies division in August 2004. As Director of Operations, he directed the project management team responsible for the deployment of more than 5,000 devices, worth in excess of $5 million. Prior thereto, beginning in March 2003, Mr. Wallace was Project Control Officer at CGI. At CGI, Mr. Wallace helped develop the processes and procedures by which the Imagistics IT department was run. Mr. Wallace is a graduate of the University of North Carolina at Chapel Hill with a Bachelor of Science in Computer Science.

Employees

We currently have 71 full-time employees. We plan to hire an additional 53 employees and six outside consultants in the next 12 months to support our anticipated growth in 2008 and 2009.

Company Facilities

We currently lease an office in Orlando, Florida, of approximately 6,000 square feet at $0.91 per square foot per month, and plan to expand to 18,000 square feet in the next six months on similar terms.  We believe that if we lost our lease at these premises, we could promptly relocate within 30 days on similar terms.  Our retail facilities occupy approximately 700 square feet at Disney World in Orlando 100 square feet at Universal Studios in Orlando and approximately 350 square feet at Disneyland in Anaheim, California.  We pay for these spaces via revenue share agreements with each of the theme parks that are subject to periodic renewal.

We currently lease an office in Lake Placid, New York, of approximately 2,765 square feet at $0.98 per square foot per month, and are planning to move to a new office in Hartford, Connecticut, by June of 2008.  The office will be approximately 3,500 with a square foot price of $1.25 per month.  We believe that if we lost our lease at these premises, we could promptly relocate within 30 days on similar terms.

We also currently lease offices in Northern and Southern California.  Our Southern California office is in Brea and consists of approximately 3,000 square feet at $0.98 per square foot per month.  We believe that if we lost our lease at these premises, we could promptly relocate within 60 days on similar terms.  Our Northern California office is in San Anselmo and consists of approximately 1,050 square feet at $2.15 per square foot per month.  We believe if we lost our lease at these premises, we could promptly relocate within 30 days on similar terms.

Directors’ Term of Office

Directors will hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by our board of directors and serve at the discretion of the board of directors.

Director Independence

Our directors, Edward L. Bernstein and Steven M. Rhodes, are not independent because of their positions as executive officers of our company. We expect to add independent directors to our board in the near future.

Audit Committee and Audit Committee Financial Expert

Our board of directors acts as our audit committee. No member of our board of directors is an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K promulgated under the Securities Act.

Upon evaluating our internal controls, our board of directors determined that our internal controls are adequate to insure that financial information is recorded, processed, summarized and reported in a timely and accurate manner in accordance with applicable rules and regulations of the SEC. Accordingly, our board of directors concluded that the benefits of retaining an individual who qualifies as an “audit committee financial expert” would be outweighed by the costs of retaining such a person.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None of our directors and executive officers nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of our common stock, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons, has any material interest, direct or indirect, in any transaction that we have entered into since our incorporation or any proposed transaction except that our wholly owned subsidiary Crystal Magic, Inc. has borrowed $204,000 from Lanai Investments, LLC, which is owned by Steven M. Rhodes and $75,000 from Loco Lobo Investments, LLC, which John Wolf is the manager of. Both of these loans bear interest at 6% and are due if and when we receive $2 million in equity financing.

LITIGATION

From time to time, we may be involved in various claims, lawsuits, and disputes with third parties, actions incidental to the normal operations of the business.  As of the date of this offering, we are not aware of any material claims, lawsuits, disputes with third parties or the like that would have any material adverse affect on our business.

EXECUTIVE COMPENSATION

The following table discloses the compensation that was paid to our executive officers in the year ended December 31, 2007 before we completed the merger of Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC in April and May 2008.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation			Securities Underlying Options/ SARs	All Other Compensation($)
		Salary($)	Bonus($)	Other Annual Compensation
Edward L. Bernstein, CEO	2007	0	0	0	0	0
Steven M. Rhodes, CFO	2007	107,000	0	0	0	0
John Wolf, EVP	2007	156,000	0	0	0	0
Paul Scapatici, EVP	2007	80,000	$6,500	0	0	0
Lane Folliott, VP	2007	74,100	0	$13,125 (1)	0	0
James Wallace, VP	2007	80,000	$6,500	0	0	0

___________

(1) Represents sales commissions.

DIRECTOR COMPENSATION

We currently do not pay our directors compensation for their service as directors.

PROPELL CORPORATION 2008 STOCK OPTION PLAN

Our board of directors adopted the Propell Corporation 2008 Stock Option Plan (the “Plan”) in April 2008 to promote our long-term growth and profitability by (i) providing our key directors, officers and employees with incentives to improve stockholder value and contribute to our growth and financial success and (ii) enable us to attract, retain and reward the best available persons for positions of substantial responsibility. 1,250,000 stock options were granted in 2008. As described more fully below, the Plan provides for grants of options to purchase specified numbers of shares of Common Stock at predetermined prices.

The following discussion represents only a summary of certain of the plan terms and is qualified in its entirety by reference to the complete plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Shares Available; Maximum Awards; Participants. A total of 5,000,000 shares of the Company’s Common Stock has been reserved for issuance upon exercise of options granted pursuant to the Plan. The Plan allows the Company to grant options to employees, officers and directors of the Company and its subsidiaries; provided that only employees of the Company and its subsidiaries may receive incentive stock options under the Plan. The Company has granted a total of 1,250,000 options as of the date of this prospectus.

Stock Option Features. Under the Plan, options to purchase the Company’s Common Stock may take the form of incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonqualified stock options (“NQSOs”). As required by Section 422 of the Code, the aggregate fair market value (as defined in the Plan) of shares of Common Stock (determined as of the date of grant of the ISO) with respect to which ISOs granted to an employee are exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSOs.

Initially, each option will be exercisable over a period, determined by the Board of Directors of the Company, in its discretion, of up to ten years from the date of grant. Options may be exercisable during the option period at such time, in such amounts, and in accordance with such terms and conditions and subject to such restrictions as are determined by the Board and set forth in option agreements evidencing the grant of such options.

The exercise price of options granted pursuant to the Plan is determined by the Board, in its discretion; provided that the exercise price of an ISO may not be less than 100% of the fair market value (as defined in the Plan) of the shares of the Company Common Stock on the date of grant. The exercise price of options granted pursuant to the Plan is subject to adjustment as provided in the Plan to reflect stock dividends, splits, other recapitalizations or reclassifications or changes in the market value of the Company Common Stock. In addition, the Plan provides that, in the event of a proposed change in control of the Company (as defined in the Plan), the Board of Directors is to take such actions as it deems appropriate to effectuate the purposes of the Plan and to protect the grantees of options, which action may include (i) acceleration or change of the exercise dates of any option; (ii) arrangements with grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option; and (iii) in any case where equity securities other than Common Stock are proposed to be delivered in exchange for or with respect to Common Stock, arrangements providing that any option shall become one or more options with respect to such other equity securities. Further, in the event the Company dissolves and liquidates (other than pursuant to a plan of merger or reorganization), then notwithstanding any restrictions on exercise set forth in the Plan or any grant agreement pursuant thereto (i) each grantee shall have the right to exercise his option at any time up to ten days prior to the effective date of such liquidation and dissolution; and (ii) the Board of Directors may make arrangements with the grantees for the payment of appropriate consideration to them for the cancellation and surrender of any option that is so canceled or surrendered at any time up to ten days prior to the effective date of such liquidation and dissolution. The Board of Directors also may establish a different period (and different conditions) for such exercise, cancellation, or surrender to avoid subjecting the grantee to liability under Section 16(b) of the Exchange Act.

The shares purchased upon the exercise of an option are to be paid for by the optionee in cash or cash equivalents acceptable to the Board. In addition, the Plan allows for broker-assisted cashless exercises in the discretion of the Board of Directors.

Except as permitted pursuant to Rule 16b-3 under the Exchange Act, and in any event in the case of an ISO, an option is not transferable except by will or the laws of descent and distribution. In no case may the options be exercised later than the expiration date specified in the option agreement.

Plan Administration. The Plan will be administered by the Board of Directors, or a committee of the board if so approved by the board, in accordance with the provisions of Rule 16b-3.

The Board of Directors will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of awards and the terms and provisions relating to the exercise of the awards. The Board may interpret the Plan and may at any time adopt such rules and regulations for the Plan as it deems advisable. The Board of Directors may at any time amend or terminate the Plan and change its terms and conditions, except that, without stockholder approval, no such amendment may (i) materially increase the maximum number of shares as to which awards may be granted under the Plan; (ii) materially increase the benefits accruing to Plan participants; or (iii) materially change the requirements as to eligibility for participation in the Plan.

Accounting Effects. Under current accounting rules, neither the grant of options at an exercise price not less than the current fair market value of the underlying Common Stock, nor the exercise of options under the Plan, is expected to result in any charge to the earnings of the Company.

Certain Federal Income Tax Consequences. The following is a brief summary of certain Federal income tax aspects of awards under the Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Incentive Stock Options. An optionee will not realize taxable income upon the grant of an ISO. In addition, an optionee will not realize taxable income upon the exercise of an ISO, provided that such exercise occurs no later than three months after the optionee’s termination of employment with the Company (one year in the event of a termination on account of disability). However, an optionee’s alternative minimum taxable income will be increased by the amount that the fair market value of the shares acquired upon exercise of an ISO, generally determined as of the date of exercise, exceeds the exercise price of the option. If an optionee sells the shares of Common Stock acquired upon exercise of an ISO, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares is qualifying if made more than two years after the date the ISO was granted and more than one year after the date the ISO was exercised. If the disposition of the shares is qualifying, any excess of the sale price of the shares over the exercise price of the ISO would be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is not qualifying, i.e., a disqualifying disposition, the excess of the fair market value of the shares on the date the ISO was exercised over the exercise price would be compensation income taxable to the optionee at the time of the disposition, and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised would be capital gain.

Unless an optionee engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an ISO. However, if an optionee engages in a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of compensation income taxable to the optionee.

Nonqualified Stock Options. An optionee will not realize taxable income upon the grant of an NQSO. However, when the optionee exercises the NQSO, the difference between the exercise price of the NQSO and the fair market value of the shares acquired upon exercise of the NQSO on the date of exercise is compensation income taxable to the optionee. The Company generally will be entitled to a deduction equal to the amount of compensation income taxable to the optionee.

Employment Agreements

We entered into three year employment agreements on April 10, 2008 with Edward L. Bernstein, Steven M. Rhodes and John C. Wolf. The agreement with Mr. Bernstein provides for a $160,000 base salary with six months severance if he is terminated for reasons other than Cause, or if Mr. Bernstein terminates for Good Reason, all as defined in the employment agreement. The agreement also provides for a grant of 500,000 stock options to purchase 500,000 shares at $.50 per share with vesting over three years.

The agreement with Mr. Rhodes provides for a $160,000 base salary with six months severance if he is terminated for reasons other than Cause, or if Mr. Rhodes terminates for Good Reason, all as defined in the employment agreement. We have agreed to refinance any debt that Mr. Rhodes has personally guaranteed within one year of his termination unless we terminate Mr. Rhodes for Cause. The agreement also provides for a grant of 100,000 stock options to purchase 100,000 shares at $.50 per share with vesting over three years.

The agreement with Mr. Wolf provides for a $160,000 base salary with six months severance if he is terminated for reasons other than Cause, or if Mr. Wolf terminates for Good Reason, all as defined in the employment agreement. The agreement also provides for a grant of 100,000 stock options to purchase 100,000 shares at $.50 per share with vesting over three years.

We entered into three year employment agreements on May 6, 2008 with Paul Scapatici, James Wallace and Lane Folliott.

The agreement with Mr. Scapatici provides for a $125,000 base salary with six months severance if he is terminated for reasons other than Cause, or if Mr. Scapatici terminates for Good Reason, all as defined in the employment agreement. The agreement also provides for a grant of 125,000 stock options to purchase 125,000 shares at $.50 per share with vesting over three years.

The agreement with Mr. Wallace provides for a $125,000 base salary with six months severance if he is terminated for reasons other than Cause, or if Mr. Scapatici terminates for Good Reason, all as defined in the employment agreement. The agreement also provides for a grant of 125,000 stock options to purchase 125,000 shares at $.50 per share with vesting over three years.

The agreement with Mr. Folliott provides for a $125,000 base salary with six months severance if he is terminated for reasons other than Cause, or if Mr. Scapatici terminates for Good Reason, all as defined in the employment agreement. The agreement also provides for a grant of 125,000 stock options to purchase 125,000 shares at $.50 per share with vesting over three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock were beneficially owned as of May 9, 2008, by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) our directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons name in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 13,428,952 shares outstanding on May 9, 2008. The address of each of the directors and executive officers listed below is c/o Propell Corporation, 336 Bon Air Center, No. 352, Greenbrae, CA 94904.

Name	Number of Shares Beneficially Owned	Percent of Class
Edward L. Bernstein	650,000 (1)	4.84%
Steven M. Rhodes	3,730,224 (2)	27.77%
Paul Scapatici	353,382 (3)	2.63%
John C. Wolf	1,288,776 (4)	9.60%
Lane Folliott	265,047 (5)	1.97%
James Wallace	265,047 (6)	1.97%
Joseph W. and Patricia G. Abrams Family Trust	737,625 (7)	5.50%
James Graham	1,325,125 (8)	9.87%
All officers and directors as a group (6 persons)	6,552,476	48.79%

_____________________________

(1)

Mr. Bernstein received these shares upon conversion of a convertible promissory note. Mr. Bernstein signed a lock-up agreement that prohibits him from offering, selling, contracting to sell, pledging or otherwise disposing of these shares until April 1, 2009.

(2)

Mr. Rhodes received these shares in exchange for shares he owned in Crystal Magic, Inc. in the merger of Crystal Magic, Inc. with us. Mr. Rhodes signed a lock-up agreement that prohibits him from offering, selling, contracting to sell, pledging or otherwise disposing of these shares until April 1, 2009.

(3)

Mr. Scapatici received these shares in exchange for membership interests he owned in Mountain Capital, LLC and Auleron 2005, LLC in the merger of those entities with us. Mr. Scapatici signed a lock-up agreement that prohibits him from offering, selling, contracting to sell, pledging or otherwise disposing of these shares until April 1, 2009.

(4)

Mr. Wolf received these shares in exchange for shares he owned in Crystal Magic, Inc. in the merger of Crystal Magic, Inc. with us. Mr. Wolf signed a lock-up agreement that prohibits him from offering, selling, contracting to sell, pledging or otherwise disposing of these shares until April 1, 2009.

(5)

Mr. Folliott received these shares in exchange for membership interests he owned in Mountain Capital, LLC and Auleron 2005, LLC in the merger of those entities with us. Mr. Folliott signed a lock-up agreement that prohibits him from offering, selling, contracting to sell, pledging or otherwise disposing of these shares until April 1, 2009.

(6)

Mr. Wallace received these shares in exchange for membership interests he owned in Mountain Capital, LLC and Auleron 2005, LLC in the merger of those entities with us. Mr. Wallace signed a lock-up agreement that prohibits him from offering, selling, contracting to sell, pledging or otherwise disposing of these shares until April 1, 2009.

(7)

These shares were received upon conversion of a convertible promissory note.

(8)

Mr. Graham received these shares in exchange for membership interests he owned in Mountain Capital, LLC and Aulron 2005, LLC in the merger of those entities with us. Mr. Graham signed a lock-up agreement that prohibits him from offering, selling, contracting to sell, pledging or otherwise disposing of these shares until April 1, 2009.

SELLING STOCKHOLDERS

The table below sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The shares of common stock being offered in this prospectus (including shares issuable upon the conversion of convertible promissory notes) were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act.

Because the selling stockholders may offer all, some, or none of their shares of our common stock, we cannot provide a definitive estimate of the number of shares that the selling stockholders will hold after this offering.

Other than as indicated, none of the selling stockholders has at any time during the past three years acted as one of our employees, officers, or directors or otherwise had a material relationship with us.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, shares of common stock issuable through the exercise of stock options or warrants that are exercisable currently or become exercisable within 60 days, and upon the conversion of promissory notes that are presently convertible or may be converted within 60 days. Each selling stockholder’s percentage of ownership in the following table is based on 13,428,952 shares of common stock outstanding as of May 9, 2008.

Selling Stockholder (1)	Shares beneficially owned prior to the offering		Number of common shares registered in this prospectus	Shares beneficially owned after the offering
	Number	Percent		Number	Percent
Bao Phung	5,000	*	5,000	0	0%
Bobby Aldridge	3,000	*	3,000	0	0%
Desmond Chan	4,000	*	4,000	0	0%
Don Prestage	12,500	*	12,500	0	0%
Doug Froese	10,000	*	10,000	0	0%
Chester Peter Aldridge	20,000	*	20,000	0	0%
Ken Delahousssaye	1,000	*	1,000	0	0%
Larry Wiebe	25,000	*	25,000	0	0%
Marv Thielmann	750	*	750	0	0%
Todd Wiemer	2,000	*	2,000	0	0%
Tony Shapiro	3,500	*	3,500	0	0%
Steven Shum	37,500	*	37,500	0	0%
Cynthia D. Wuthmann Family Trust	2,500	*	2,500	0	0%
Robert R. Darcy	25,000	*	25,000	0	0%
Diana K. Darcy	5,000	*	5,000	0	0%
Avztim LLC	30,000	*	30,000	0	0%
Cascade Capital Corporation	3,500	*	3,500	0	0%
Mark Kalow	52,500	*	52,500	0	0%
Montoya Family Trust	115,000	*	115,000	0	0%
Lorraine Lusted Trust	3,500	*	3,500	0	0%

Selling Stockholder (1)	Shares beneficially owned prior to the offering		Number of common shares registered in this prospectus	Shares beneficially owned after the offering
	Number	Percent		Number	Percent
Mark S. Litwin Trust	10,500	*	10,500	0	0%
Mike Hart	10,000	*	10,000	0	0%
Michael Troy	4,500	*	4,500	0	0%
Megan Troy	2,500	*	2,500	0	0%
Edward Troy	2,500	*	2,500	0	0%
Julia Keidel	2,500	*	2,500	0	0%
Werner Keidel	2,500	*	2,500	0	0%
Paul Jakab	6,000	*	6,000	0	0%
Phil Schlein	4,000	*	4,000	0	0%
Thomas Spence	1,000	*	1,000	0	0%
Eight Family Trust u/t/a/ 11/8/99	55,000	*	55,000	0	0%
Chester Aldridge	15,000	*	15,000	0	0%
Joan Vogelesang	3,500	*	3,500	0	0%
Linda Trilling	5,000	*	5,000	0	0%
Kagan Family Trust	9,500	*	9,500	0	0%
C. James Jensen	50,000	*	50,000	0	0%
David E. Gold	105,000	*	105,000	0	0%
Harry Fox	10,000	*	10,000	0	0%
Matthew Abrams	50,000	*	50,000	0	0%
Sarah Abrams	50,000	*	50,000	0	0%
Joseph W. and Patricia G. Abrams Family Trust	737,625	5.50%	737,625	0	0%
David N. Baker	650,125	4.84%	650,125	0	0%
Frank Baillargeon	22,310	*	22,310	0	0%
Mara Gateway Associates LP	1,000,000	7.45%	1,000,000	0	0%
Core Fund, L.P.	400,000	3.00%	400,000	0	0%
Pharaoh Limited	400,000	3.00%	400,000	0	0%
Robert M. Mayes and Laura L. Mayes Living Trust	200,000	1.49%	200,000	0	0%
Janet B. Jackson and Charles R Jackson	300,000	2.23%	300,000	0	0%
Pensco Trust Company FBO Mark S. Litwin Roth IRA	100,000		100,000	0	0%
Jensen Children’s Trust	150,000	1.12%	150,000	0	0%
Brian J. Jensen Trust “B”	50,000		50,000	0	0%
Jerry Chatel	100,000		100,000	0	0%
Daniel David Tomkins Separate Property Trust	100,000		100,000	0	0%
Phillip and Tracy Swan	100,000		100,000	0	0%
Keith M. Metzger and Loring Casartelli Trust	40,000		40,000	0	0%

*

Represents less than 1%.

(1)

None of the selling stockholders had a material relationship with us other than as a stockholder at any time within the past two years, has ever been one of our officers or directors and is not a broker-dealer or affiliated with a broker-dealer, except that Joseph Abrams and David N. Baker have acted as consultants to the company. Mr. Baker is a principal and 50% owner of Core Fund Management L.P., the general partner of Core Fund, L.P.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DETERMINATION OF OFFERING PRICE

There currently is no established trading market for our common stock. The fixed offering price of $.50 in this prospectus was arrived at by evaluating our recent sales of unregistered securities and the overall valuation of our company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of those shares.

On our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

•

the name of each such selling stockholder and of any participating broker-dealer

•

the number of securities involved

•

the price at which such securities were sold

•

the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable

•

that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus

•

other facts material to the transaction.

The selling stockholders may use any one or more of the following methods when selling shares:

•

directly as principals

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account

•

an exchange distribution in accordance with the rules of the applicable exchange

•

privately negotiated transactions

•

short sales that are in compliance with the applicable laws and regulations of any state or the United States

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

•

a combination of any such methods of sale

•

any other method permitted pursuant to applicable law

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board if our shares become quoted on the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling stockholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an “underwriter” within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering. We estimate that our expenses will total approximately $50,000. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments to which those selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

DESCRIPTION OF SECURITIES

Our Common Stock

Authorized and Outstanding

Our authorized capital consists of 75 million shares of common stock, par value $.001 per share and 10 million shares of preferred stock, par value $.001 per share. As of May 9, 2008, 13,428,952 shares of our common stock were outstanding.  No shares of our preferred stock are outstanding. We had 69 record holders of our common stock as of May 9, 2008. No shares of our common stock are currently eligible for sale under Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute or by the articles of incorporation, or in the by-laws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

Our payment of dividends, if any, in the future rests within the discretion of the Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business. There are no restrictions in our articles of incorporation or by-laws that restrict us from declaring dividends. However, the Delaware General Corporation Law does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the units of common stock sold in the offering will when issued be, fully paid and non-assessable.

Our Transfer Agent

We plan to retain a transfer agent in the near future.

Crystal Magic, Inc. Preferred Stock

The Certificate of Incorporation of Crystal Magic, Inc. authorizes 10,000 shares of Class A preferred stock, par value $.01 per share. All 10,000 shares are issued to Steven M. Rhodes, our Chief Financial Officer. The holder of the Class A preferred stock votes on all matters with the holders of the Crystal Magic, Inc. common stock on a one thousand votes per share basis. The shares of preferred stock rank equivalent with respect to liquidation to all classes of the Crystal Magic, Inc. common stock. The holder of the preferred stock shall not be entitled to participate in any dividends declared on Crystal Magic, Inc.’s common stock. We have an option to purchase these shares of preferred stock at $.10 per share over the next 99 years provided that either: (i) Mr. Rhodes gives his written consent; (ii) certain debt of Crystal Magic that Mr. Rhodes is the guarantor of is first retired; (iii) that debt is modified so that Mr. Rhodes is no longer the guarantor; or (iv) that debt is modified so that the primary obligor on the debt is us rather than Crystal Magic.

EXPERTS

The audited financial statements of Propell Corporation as of January 31, 2008 and the related statements of operations, stockholders’ deficit and cash flows for the period from January 29, 2008 (date of inception) to January 31, 2008 included in this prospectus have been so included in reliance on the report of Maddox Ungar Silberstein, PLLC, independent registered accountants, given on the authority of said firm as experts in accounting and auditing.

The combined audited financial statements as of December 31, 2007 and December 31, 2006 and the related combined statements of operations and accumulated deficit and members’ equity (deficit), and cash flows for the years then ended included in this prospectus have been so included in reliance on the report of Maddox Ungar Silberstein, PLLC, independent registered accountants, given on the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Lehman & Eilen LLP, Boca Raton, Florida.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provide by the Delaware General Corporation Law and our Certificate of Incorporation. Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PROPELL CORPORATION FINANCIAL STATEMENTS

JANUARY 31, 2008

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.maddoxungar.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Propell Corporation

Greenbrae, California

We have audited the accompanying balance sheet of Propell Corporation (a development stage company) as of January 31, 2008 and the related statements of operations, stockholders’ deficit and cash flows for the period from January 29, 2008 (date of inception) to January 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Propell Corporation as of January 31, 2008, and the results of its operations and cash flows for the period from January 29, 2008 (date of inception) to January 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has limited working capital, has not yet received revenue from sales of products or services, and has incurred losses from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 4. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein PLLC

Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan

March 10, 2008

PROPELL CORPORATION

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

As of January 31, 2008

ASSETS

Current Assets
Cash and equivalents	$100

TOTAL ASSETS	$100

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accrued Expenses	$2,500
Loan Payable – Related Party	100

TOTAL LIABILITIES	2,600

Stockholders’ Deficit
Preferred Stock – $.001 par value, 10,000,000 shares	0
authorized, -0- shares issued and outstanding
Common Stock – $.001 par value, 90,000,000 shares	0
authorized, -0- shares issued and outstanding
Deficit accumulated during the development stage	(2,500)
Total stockholders’ deficit	(2,500)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$100

See accompanying notes to financial statements.

PROPELL CORPORATION

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

Period from January 29, 2008 (Inception) to January 31, 2008

Period from January 29, 2008 (Inception) to January 31, 2008
Revenues	$-0-

Expenses :
Professional fees	2,500

Net Loss	$(2,500)

Net loss per share:
Basic and diluted	$(0.00)

Weighted average shares outstanding:
Basic and diluted	0

See accompanying notes to financial statements.

PROPELL CORPORATIONN

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ DEFICIT

Period from January 29, 2008(Inception) to January 31, 2008

	Common stock		Additional paid-in capital		Deficit accumulated during the development stage	Total
	Shares	Amount

Issuance of Common Shares		$-	-		$-	$-

Net loss for the period	-	$-	-		(2,500)	(2,500)

Balance, January 31, 2008	-	$-	$-	$	$ (2,500)	$(2,500)

See accompanying notes to financial statements.

PROPELL CORPORATION

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

Period from January 29, 2008 (Inception) to January 31, 2008

Period from January 29, 2008 (Inception) to January 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,500)
Change in non-cash working capital items Increase in accrued expenses	2,500

CASH FLOWS USED BY OPERATING ACTIVITIES	-
CASH FLOWS FROM FINANCING ACTIVITIES
Loan from related party	100

NET INCREASE IN CASH	100

Cash, beginning of period	-
Cash, end of period	$100

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-
Income taxes paid	$-0-

See accompanying notes to financial statements.

PROPELL CORPORATION

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Period from January 29, 2008 (Inception) to January 31, 2008

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Propell is a fully integrated provider of personalized products and services, delivered through multiple channels, including online stores, its own proprietary photo kiosks, photo imaging locations, and independent and company-owned retail stores.

Development Stage Company

The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 ”Accounting and Reporting by Development-Stage Enterprises”.  A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Cash and Cash Equivalents

Propell considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At January 31, 2008 the Company had $100 of unrestricted cash to be used for future business operations.

Fair Value of Financial Instruments

Propell’s financial instruments consist of cash.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

Propell does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

PROPELL CORPORATION

(A DEVELOPMENT STAGE COMPANY)

 NOTES TO FINANCIAL STATEMENTS

Period from January 29, 2008 (Inception) to January 31, 2008

NOTE 2 – LOAN PAYABLE – RELATED PARTY

Propell received a loan in the amount of $100 at inception from Crystal Magic, Inc. which was used to open up its corporate bank account.  The loan is non-interest bearing, due on demand, and unsecured.  Crystal Magic, Inc. is controlled and managed by a person who is CFO and Chairman of the Board of Propell.

NOTE 3 – INCOME TAXES

For the period ended January 31, 2008, Propell has incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is $2,500 at January 31, 2008, and will expire in the year 2028.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2008
Deferred tax asset attributable to:
Net operating loss carryover	$850
Valuation allowance	(850)
Net deferred tax asset	$-

NOTE 4 – LIQUIDITY AND GOING CONCERN

Propell has limited working capital and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Propell to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC D/B/A

ARROW MEDIA SOLUTIONS

AULERON 2005, LLC FINANCIAL STATEMENTS

DECEMBER 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm	F-10

Combined Balance Sheets as of December 31, 2007 and 2006	F-11

Combined Statements of Operations for the Years Ended December 31, 2007 and 2006	F-12

Combined Statement of Owners’ Equity	F-13

Combined Statements of Cash Flows for the Years Ended December 31, 2007 and 2006	F-14

Notes to Financial Statements	F-15 – F-23

Additional Information

Report of Independent Registered Public Accounting Firm On Combining Information	F-24

Combining Balance Sheet as of December 31, 2007	F-25

Combining Balance Sheet as of December 31, 2006	F-26

Combining Schedule of Operations for the Year Ended December 31, 2007	F-27

Combining Schedule of Operations for the Year Ended December 31, 2006	F-28

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.maddoxungar.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Crystal Magic, Inc.

Mountain Capital, LLC

Auleron 2005, LLC

Orlando, FL

Lake Placid, NY

We have audited the accompanying combined balance sheets of Crystal Magic, Inc., a Florida Corporation, and Mountain Capital, LLC d/b/a Arrow Media Solutions and Auleron 2005, LLC, New York Limited Liability Companies, as of December 31, 2007 and 2006, and the related combined statements of operations and accumulated deficit and members’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crystal Magic, Inc., Mountain Capital, LLC d/b/a Arrow Media Solutions, and Auleron 2005, LLC, as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 11 to the financial statements, the Company has incurred losses from operations and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 11. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan

February 29, 2008

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
Current Assets
Cash and Cash Equivalents	$360,053	$543,919
Accounts Receivable:
Trade, Net	425,584	514,090
Officers	5,583	5,583
Related Party	0	0
Inventories	421,080	694,741
Prepaid Expenses and Taxes	10,615	15,682
Deposits-Current	8,987	14,758
Investments	0	119,823
Total Current Assets	1,231,902	1,908,596

Property and Equipment, Net	209,972	122,053

Other Assets
Security Deposit	17,120	2,000
Deposits-Long Term	25,597	8,601

TOTAL ASSETS	$1,484,591	$2,041,250

LIABILITIES AND OWNERS' DEFICIT
Current Liabilities
Accounts Payable:
Trade	$687,455	$599,272
Related Party	0	5,000
Accrued Expenses and Taxes	63,748	64,944
Deferred Revenue	0	72,000
Notes Payable-Current	182,056	69,841
Note Payable-Related Party	0	1,999,288
Lanai Investments Bridge Loan	16,000	0
Total Current Liabilities	949,259	2,810,345

Long Term Liabilities
Notes Payable	912,845	895,082

Total Liabilities	1,862,104	3,705,427

OWNERS' DEFICIT
Capital Stock	10,000	10,000
Paid in Capital	132,576	132,576
Accumulated Deficit	(1,192,679)	(889,883)
Members' Equity (Deficit)	672,590	(916,870)
Total Owners' Deficit	(377,513)	(1,664,177)

TOTAL LIABILITIES AND OWNERS' DEFICIT	$1,484,591	$2,041,250

The accompanying notes are an integral part of the financial statements.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Gross Revenues	$5,831,184	$6,730,670

Cost of Goods Sold	2,013,548	2,475,908

Gross Profit	3,817,636	4,254,762

Operating Expenses	4,490,720	5,158,002

Operating (Loss)	(673,084)	(903,240)

Other Income and (Expense)	2,960	76,290

Net (Loss)	$(670,124)	$(826,950)

The accompanying notes are an integral part of the financial statements.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINED STATEMENT OF OWNERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Members' Equity (Deficit)	Total
	Shares	Amount
Beginning Balance
January 1, 2006	45,713	$ 10,000	$ 132,576	$ (669,988)	$ (421,532)	$ (948,944)

Net (Loss) for the Year Ended
December 31, 2006				(219,895)	(607,055)	(826,950)

Plus: Member Contributions					116,217	116,217

Less: Member Distributions					(4,500)	(4,500)

Balance
December 31, 2006	45,713	10,000	132,576	(889,883)	(916,870)	(1,664,177)

Net (Loss) for the Year Ended
December 31, 2007				(302,796)	(367,328)	(670,124)

Plus: Member Contributions					1,956,788	1,956,788

Balance
December 31, 2007	45,713	$ 10,000	$ 132,576	$ (1,192,679)	$ 672,590	$ (377,513)

The accompanying notes are an integral part of the financial statements.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities
Net (Loss) for the Period	$(670,124)	$(826,950)

Adjustments to Reconcile Net Loss to
Net Cash Used in Operating Activates
Depreciation Expense	44,500	25,771
Amortization	0	96,621
Changes in Assets and Liabilities
(Increase) Decrease in Accounts Receivable
Trade	88,505	(45,017)
Related Party	(8,887)	18,500
(Increase) Decrease in Prepaid Expenses and Taxes	5,067	(15,682)
(Increase) Decrease in Deposits	(26,345)	177,077
Decrease in Inventory	273,662	565,375
Increase in Accounts Payable
Trade	88,183	100,250
Related Party	3,886	5,000
Increase (Decrease) in Deferred Revenue	(72,000)	36,000
(Decrease) in Accrued Expenses and Taxes	(1,196)	(54,398)
Net Cash Provided By (Used In) Operating Activities	(274,749)	82,547

Cash Flows from Investing Activities
Purchases of Property and Equipment	(132,418)	(69,716)
(Increase) Decrease in Investments	119,823	(92,323)
Net Cash Used In Investing Activities	(12,595)	(162,039)

Cash Flows from Financing Activities
Notes Payable-Borrowing	0	116,788
Notes Payable-Repayments	(42,500)	0
Liberty National and 9/11 Disaster Loans	(20,022)	(108,096)
Increase in Bridge Loan	16,000	0
USF Deferred Rent	0	(25,869)
Loan Proceeds-Village of Lake Placid	150,000	0
Member Contributions	0	116,217
Member Distributions	0	(4,500)
Net Cash Provided by Financing Activities	103,478	94,540

Net Increase (Decrease) in Cash and Cash Equivalents	(183,866)	15,048

Cash and Cash Equivalent-Beginning Balance	543,919	528,871

Cash and Cash Equivalents-Ending Balance	$360,053	$543,919

The accompanying notes are an integral part of the financial statements.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Crystal Magic, Inc. (”CM”) was formed as a Florida Corporation on April 10, 1998, and is headquartered in Orlando, Florida. Its primary business is to provide personalized subsurface etched photo crystal and subsurface etched promotional products.  CM is one of the largest subsurface etching companies in North America and owns and operates retail kiosks and displays in theme parks (Disneyworld (3), Disneyland (3), and Universal Orlando (2)).  CM utilizes the distribution channel of more than 20,000 distributors that are members of the Advertising Specialty Institute and/or the Promotional Products Association International organizations for its custom awards and gift products.

Mountain Capital, LLC d/b/a Arrow Media Solutions (“Arrow”) is a New York State Limited Liability Company which assembles and distributes free standing kiosks which produce pictures and related products and services using various input media such as camera digital memory cards, CD’s etc.  Arrow’s, management, administrative, and service personnel are currently headquartered in Lake Placid, New York with its assembly, warehouse and marketing operations in Brea, California.

Auleron 2005, LLC (“Auleron”) is a New York State Limited Liability Company which performs a variety of technology services for customers throughout North America using independent subcontractors who are coordinated and directed through its Project Management Organization in Lake Placid, NY.  The company’s sole office is in Lake Placid, NY.

Basis of Presentation

The combined financial statements include the accounts of CM, Arrow, and Auleron in order to present the financial position and results of operations of these companies essentially as if the group had merged together and were a single company with different branches or divisions.  All significant intercompany accounts and transactions have been eliminated in combination.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in banks.

Accounts Receivable

The Companies consider accounts receivable at December 31, 2007 to be fully collectible; accordingly, no allowance for doubtful accounts is required.  If amounts become uncollectible, the uncollectible amounts will be charged against operations when that determination is made.  For the years ended December 31, 2007 and 2006 the Companies recognized bad debt expense of $540 and $3,691 respectively.

Inventory

Inventory consists principally of kiosks, kiosk components, and engraved or engravable crystal and is stated at the lower of cost or market using the FIFO (first in, first out) method.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property & Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization.  Depreciation of property and equipment are computed principally by the straight-line method based upon estimated lives of assets ranging between five to seven years.  Depreciation for the years ended December 31, 2007 and 2006 was $54,157 and $31,436, respectively.

Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in results from operations.

Impairment of Long-Lived Assets

The Companies review their long-lived assets for impairment when events or changes in circumstances indicated that the book value of an asset may not be recoverable.  The Companies evaluate, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment.  The Companies use an estimate of future undiscounted net cash flows of the related asset or group of assets over the estimated remaining life in measuring whether the assets are recoverable.  If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the statement of operations.  In the fourth quarter of 2006 Arrow analyzed its expected cash flows related to its installed software license, and determined that the cash flows would not be sufficient to recover its investment in that assets, resulting in an impairment. The total amount impaired was $96,621 and was recorded in operating expenses.

Financial Instruments

Financial instruments consist primarily of accounts receivable and obligations under accounts payable and accrued expenses. The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments.

The Companies have applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

Revenue and Cost Recognition

Revenue is recognized when a valid contract or purchase order has been executed or received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collectability is reasonably assured.

Compensated Absences

Employees of the Companies are entitled to paid vacation depending upon lengths of service and other factors.  The amount of compensation for future vacations cannot be reasonably estimated. Accordingly, no liability has been recorded in the accompanying financial statements.  The Companies recognize compensated vacations when actually paid to employees.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

CM is an S Corporation for income tax purposes. Consequently, Federal income taxes are not payable by CM. Stockholders are taxed individually on their shares of the Company's earnings. Accordingly, the financial statements do not reflect a provision for income taxes related to CM.

Federal and State income taxes have not been provided in these financial statements since Arrow and Auleron are taxed as partnerships for income tax purposes.  The results of operations and credits, if any, are passed onto the members of the respective Companies and are included on the tax returns of each member.

Loss Per Share

During the years ended December 31, 2007 and 2006, CM had no stock options or securities convertible into any form of equity outstanding.  Therefore, the calculation of Loss Per Share is equal to the number of common shares outstanding during the respective fiscal years.

Also, during the years ended December 31, 2007 and 2006 there were no transactions that either reduced or increased the total number of outstanding shares.  Therefore, the weighted average number of shares used to calculate Loss per Share equals the number of shares outstanding for the fiscal years presented.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets" (SFAS 153). This Statement addresses the measurement of exchanges of nonmonetary assets and is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS 153 has not had a material effect on the Company's financial position or results of operations.

In December 2004, FASB issued SFAS No. 123(R), "Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) revises FASB Statement No. 123, "Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees.” SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of such awards (with limited exceptions).  SFAS 123(R) is effective as of the first reporting period beginning after June 15, 2005.  As of the balance sheet date, the Company did not have an option plan or any share based compensation arrangements with employees.  However, should the Company adopt such a plan in the future it will adopt SFAS 123(R), as of the time the option plan is adopted.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Standards (continued)

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Companies are not aware of any uncertain tax positions at December 31, 2007.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

In September 2006, the SEC issued Staff Accounting Bulletin 108 (“SAB 108”), which expresses the Staff's views regarding the process of quantifying financial statement misstatements. The bulletin was effective at fiscal year-end 2006. The implementation of this bulletin had no impact on the results of operations, cash flows or financial position of the Companies.

In October 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Financial Accounting Standard (“FAS”) 123(R)-5, Amendment of FSP FAS 123(R)-1, (“FSP FAS 123(R)-5”) to address whether a change to an equity instrument in connection with an equity restructuring should be considered a modification for the purpose of applying FSP No. FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FAS Statement No 123(R) (“FSP FAS 123(R)-1”). FSP FAS 123(R)-1 states that financial instruments issued to employees in exchange for past or future services are subject to the provisions of SFAS 123(R) unless the terms of the award are modified when the holder is no longer an employee. In FSP FAS 123(R)-5, the FASB staff concluded that changes to the terms of an award that are made solely due to an equity restructuring are not considered modifications as described in FSP FAS 123(R)-1 unless the fair value of the award increases, anti-dilution provisions are added, or holders of the same class of equity instruments are treated unequally. FSP FAS 123(R)-5 is effective for the first reporting period beginning after October 10, 2006. The adoption of FSP FAS 123(R)-5 did not have a material impact on the results of operations, cash floes or financial position of the Companies.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Standards (continued)

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (SFAS No. 159). Under this Standard, the Company may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS No. 133 are not met. SFAS No. 159 is effective for years beginning after November 15, 2007. The Companies do not believe it will have an impact on the combined financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141R”). SFAS 141R amends SFAS 141 and provides guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will be effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively.

In December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labelled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively.  The adoption of this statement is not expected by the Companies to have a significant effect on future reported financial position or results of operations.

The Companies do not expect the adoption of other recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flow.

NOTE 2 - PROPERTY & EQUIPMENT

Property and equipment are summarized as follows:

December 31, 2007
Office Equipment	$167,844
Laser Equipment	709,693
3D Scanning Equipment	42,820
Furniture, Fixtures and Equipment	79,157
Retail Fixtures	22,147
Less: Accumulated Depreciation	(811,689)
Property & Equipment, Net	$209,972

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 3 – RELATED PARTY TRANSACTIONS

On December 28, 2007, CM entered into a short term stockholder loan for bridge financing involved with taking the company public.  The interest rate of the loan is 6% per annum and the note is payable simultaneous with the closing of any financing that exceeds five hundred thousand ($500,000) unless the shareholder consents to an extension of the maturity date.

As of December 31, 2007 and 2006, Arrow had shared payroll, office expenses and rent with Auleron in the amount of $168,952 and $97,623, respectively.  Arrow also contracted services from Auleron in the amount of $34,895 in 2007 and $43,785 in 2006.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

Interest expense paid on all indebtedness amounted to $58,566 and $58,700 for the years ending December 31, 2007 and 2006, respectively.  Amounts paid for income taxes totalled $-0- for the years ending December 31, 2007 and 2006.

Non-cash financing transactions during 2006 consisted of the conversion of a note payable of $1,956,788 into equity.

NOTE 5 – OPERATING LEASE AGREEMENTS

CM commenced leasing its corporate facility on January 1, 2005 for three years providing for two additional three year options. The lease contains a provision for payment of additional rent for operating expenses up to a maximum of $0.95 per square foot with annual cap increases of 10% per year on said additional rent.

On March 1, 2007, Arrow entered into a lease agreement to rent office and warehouse space in Brea, California.  The term is three years without any renewal options.  The lease expense for 2007 was $31,350. The three year commitment requires annual lease payments of $34,200, $35,232 and $36,288 and expires on February 28, 2010.

On October 15, 2004, Auleron entered into a lease agreement to rent office and warehouse space in Lake Placid, NY.  The initial term was for one and a half years and extended for an additional three year with no further renewal options – commencing on November 15, 2004 and scheduled to expire on May 14, 2009.  On October 1, 2005, Auleron entered into a lease agreement to rent office space in Lake Placid, NY.  The initial term was for two years and had an extension option for an additional two years – commencing on October 1, 2005, and expiring on September 30, 2007.  On January 5th, 2007, the Company sent a letter to the landlord informing of their intentions to not extend the lease, and was released of its obligation by the landlord effective May 31, 2007. The combined lease expense under these two leases for 2006 was $45,922; of which Auleron paid $16,698 and Arrow paid $29,224. The combined lease expense under these two leases for 2007 was $45,084; of which Auleron paid $11,221 and Arrow paid $33,863.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 5 – OPERATING LEASE AGREEMENTS (CONTINUED)

Minimum annual rents for the next five years are as follows:

Year Ending:	Amount:
December 31, 2008	$ 79,000
December 31, 2009	$ 71,376
December 31, 2010	$ 83,546
December 31, 2011	$ 48,954
December 31, 2012	$ 50,422

NOTE 6 – ACCRUED EXPENSES AND TAXES

Accrued expenses and taxes consisted of the following at December 31:

	2007	2006

Accrued expenses	$ 56,554	$ 62,774

Accrued payroll taxes	552	347

Accrued sales tax	6,642	1,823

Total	$ 63,748	$ 64,944

NOTE 7 – LOANS PAYABLE

The table below summarizes the loans payable at December 31, 2007.

	December 31, 2007
	Current	Long Term
CM - SBA - Orlando National Bank Note 94-1-S279 – This note is secured by all inventories, accounts receivable, equipment. This note requires monthly interest and principal payments with an interest rate of 6.75%. The note matures November 1, 2012	$51,136	$231,243

CM - SBA - Orlando National Bank Note 94-1-S308 – This note is secured by all inventories, accounts receivable, equipment. This note requires monthly interest and principal payments with an interest rate of 6.25%. The note matures May 1, 2010	$58,703	$84,185

CM - SBA - Orlando National Bank Note 94-1-S309 – This note is secured by all inventories, accounts receivable, equipment. This note requires monthly interest and principal payments with an interest rate of 6.25%. The note matures January 1, 2011	$35,677	$76,429

CM - Disaster Loan 5114784007 – This note is secured by all inventories, accounts receivable, equipment. This note requires monthly interest and principal payments with an interest rate of 4.09%. The note matures May 1, 2032	$16,488	$391,040

Auleron - Village of Lake Placid - Development loan awarded to the creating jobs in Lake Placid, NY. The interest rate is fixed at 5% with a term of 5 years commencing on June 1, 2007. Payments are interest only for the first 12 months ($625/mo), and the final 48 months based on an equal amortization schedule ($3,454/mo).	$20,052	$129,948

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 7 – LOANS PAYABLE (CONTINUED)

Future principal payments under note payable obligations as of December 31, 2007 and for each of the remaining years and in the aggregate are as follows:

Year Ending	Amount
December 31, 2008	$ 182,056
2009	206,988
2010	171,913
2011	117,302
2012	87,286
Thereafter	329,356
Total	$ 1,094,901

At December 31, 2006, Arrow had a note payable to a member, James Graham, in the original principal amount of $1,999,288. The note was non-interest bearing until January 1, 2008, and was secured via a UCC filing on the Arrow’s assets.  On December 31, 2007, the entire $1,956,788 unpaid balance of the note was converted into member’s equity and the UCC filing was amended, releasing Arrow of its obligations under this loan.

NOTE 8 – CONVERSION OF DEBT TO MEMBERS’ EQUITY

As discussed in Note 7, on December 31, 2007, pursuant to the terms of an agreement, James Graham converted $1,999,288 of loans into members’ contribution to equity in return for additional units of membership in Arrow.

NOTE 9 – OTHER INCOME AND (EXPENSE)

Other income and (expense) consisted of the following at December 31:

	2007	2006

Interest Income	$ 9,173	$ 4,262
Miscellaneous Income	21	72,028
Miscellaneous Expense	(6,234)	0
Total Other Income	$ 2,960	$ 76,290

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Companies may become or are subject to investigations, claims or lawsuits ensuing out of the conduct of their business.  The Companies do not believe they are presently involved in any investigations, claims or lawsuits and therefore have not provided any contingencies for these items.

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 11 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Companies will continue as a going concern.  The Companies have incurred losses and have not yet obtained the capital needed to achieve management’s plans and support its operations and there is no assurance that the Companies will be able to raise such financing. These factors raise substantial doubt about the Companies ability to continue as a going concern.  Management intends to raise additional capital and is seeking to implement other strategies to meet operational goals and generate cash from operations to pay obligations and implement the business plan.

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.maddoxungar.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON COMBINING INFORMATION

To the Board of Directors

Crystal Magic, Inc.

Mountain Capital, LLC

Auleron 2005, LLC

Orlando, FL

Lake Placid, NY

Our report on the audits of the combined financial statements of Crystal Magic, Inc., Mountain Capital, LLC d/b/a Arrow Media Solutions, and Auleron 2005, LLC for 2007 and 2006 appears on page 1.  Those audits were made for the purpose of forming an opinion on the combined financial statements taken as a whole.  The combining information in Schedules I, II, III, and IV is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. Such information has been subjected to the auditing procedures applied in the audits of the combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the combined financial statements taken as a whole.

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan

February 29, 2008

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINING BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2007

	Crystal Magic, Inc.	Mountain Capital, LLC	Auleron 2005, LLC	Eliminations	Combined
ASSETS
Current Assets
Cash and Cash Equivalents	$ 10,850	$ 151,716	$ 197,487		$ 360,053
Accounts Receivable:					0
Trade, Net	97,844	272,311	55,429		425,584
Officers	0	575	5,008		5,583
Related Party	0	0	8,887	(8,887)	0
Inventories	183,418	237,662	0		421,080
Prepaid Expenses and Taxes	8,542	2,073	0		10,615
Deposits-Current	8,987	0	0		8,987
Total Current Assets	309,641	664,337	266,811		1,231,902

Property and Equipment, Net	157,614	35,836	16,522		209,972

Other Assets
Security Deposit	0	15,120	2,000		17,120
Deposits-Long Term	25,597	0	0		25,597

TOTAL ASSETS	$ 492,852	$ 715,293	$ 285,333		$ 1,484,591

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts Payable:
Trade	$ 525,263	$ 86,227	$ 75,965		$ 687,455
Related Party	0	8,887	0	(8,887)	0
Accrued Expenses and Taxes	56,791	6,009	948		63,748
Notes Payable-Current	162,104	0	0		162,104
Lanai Investments Bridge Loan	16,000	0	0		16,000
Total Current Liabilities	760,158	101,123	76,913		929,307

Long Term Liabilities
Notes Payable	782,797	0	150,000		932,797

Total Liabilities

EQUITY (DEFICIT)
Capital Stock	10,000	0	0		10,000
Paid in Capital	132,576	0	0		132,576
Accumulated Deficit	(1,192,679)	0	0		(1,192,679)
Members' Equity	0	614,170	58,420		672,590

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$ 492,852	$ 715,293	$ 285,333		$ 1,484,591

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINING BALANCE SHEETFOR THE YEAR ENDED DECEMBER 31, 2006

	Crystal Magic, Inc.	Mountain Capital, LLC	Auleron 2005, LLC	Eliminations	Combined
ASSETS
Current Assets
Cash and Cash Equivalents	$ 118,824	$ 322,442	$ 102,653		$ 543,919
Accounts Receivable:					0
Trade, Net	181,198	216,455	116,437		514,090
Officers	0	575	5,008		5,583
Inventories	171,720	523,021	0		694,741
Prepaid Expenses and Taxes	15,014	0	668		15,682
Deposits-Current	14,758	0	0		14,758
Investments	119,823	0	0		119,823
Total Current Assets	621,337	1,062,493	224,766		1,908,596

Property and Equipment, Net	71,435	30,262	20,356		122,053

Other Assets
Security Deposit	0	0	2,000		2,000
Deposits-Long Term	8,601	0	0		8,601

TOTAL ASSETS	$ 701,373	$ 1,092,755	$ 247,122		$ 2,041,250

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts Payable:
Trade	$ 420,646	$ 83,832	$ 94,794		$ 599,272
Related Party	0	5,000	0		5,000
Accrued Expenses and Taxes	63,111	0	1,833		64,944
Deferred Revenue	0	0	72,000		72,000
Notes Payable-Current	69,841	0	0		69,841
Note Payable-Related Party	0	1,999,288	0		1,999,288
Total Current Liabilities	553,598	2,088,120	168,627		2,810,345

Long Term Liabilities
Notes Payable	895,082	0	0		895,082

Total Liabilities

EQUITY (DEFICIT)
Capital Stock	10,000	0	0		10,000
Paid in Capital	132,576	0	0		132,576
Accumulated (Deficit)	(889,883)	0	0		(889,883)
Members' Equity (Deficit)	0	(995,365)	78,495		(916,870)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$ 701,373	$ 1,092,755	$ 247,122		$ 2,041,250

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINING SCHEDULE OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

	Crystal Magic, Inc.	Mountain Capital, LLC	Auleron 2005, LLC	Eliminations	Combined

Gross Revenues	$ 4,129,130	$ 1,403,305	$ 502,596	$ (203,847)	$ 5,831,184

Cost of Goods Sold	761,432	937,603	314,513		2,013,548

Gross Profit	3,367,698	465,702	188,083		3,817,636

Operating Expenses	3,676,338	806,736	211,493	(203,847)	4,490,720

Operating Income (Loss)	(308,640)	(341,034)	(23,410)		(673,084)

Other Income (Expense)	5,844	(6,219)	3,335		2,960

Net Income (Loss)	$ (302,796)	$ (347,253)	$ (20,075)		$ (670,124)

CRYSTAL MAGIC, INC.

MOUNTAIN CAPITAL, LLC, d/b/a ARROW MEDIA SOLUTIONS

AULERON 2005, LLC

COMBINING SCHEDULE OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

	Crystal Magic, Inc.	Mountain Capital, LLC	Auleron 2005, LLC	Eliminations	Combined

Gross Revenues	$ 4,517,411	$ 1,539,178	$ 815,489	$ (141,408)	$ 6,730,670

Cost of Goods Sold	754,045	1,258,956	462,907		2,475,908

Gross Profit	3,763,366	280,222	352,582		4,254,762

Operating Expenses	3,987,523	840,237	471,650	(141,408)	5,158,002

Operating Income (Loss)	(224,157)	(560,015)	(119,068)		(903,240)

Other Income (Expense)	4,262	57,611	14,417		76,290

Net Income (Loss)	$ (219,895)	$ (502,404)	$ (104,651)		$ (826,950)

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below:

Registration fees	$99.63

Legal fees	$30,000

Accounting fees	$10,000

Miscellaneous	$900.37

Total estimated costs of offering	$41,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 15. Recent Sales of Unregistered Securities

In March 2008, we issued 100,000 shares to The Guild for advertising and marketing work performed on our behalf. This offering and sale of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to only one entity and because of the manner of the offering. In addition, the investor had the necessary investment intent as required by Section 4(2) since it agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensured that these shares will not be immediately redistributed into the market and therefore be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March 2008, we issued $22,780 in convertible promissory notes to 43 noteholders. These promissory notes converted by their terms upon the merger of our company with Crystal Magic, Inc., Mountain Capital, LLC and Auleron 2005, LLC into 2,278,000 shares of our common stock. The offering and sale of the promissory notes and the shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensured that these shares will not be immediately redistributed into the market and therefore be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On April 10, 2008, we issued 7,608,602 shares of our common stock to nine individuals in exchange for securities upon the mergers of Crystal Magic, Inc., Mountain Capital, LLC and Auleron 20005, LLC with us. This offering and sale of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance by us did not involve a public offering. The offering was not a public offering as defined in Section 4(2) because the offer and sale was made to an insubstantial number of persons and because of the manner of the offering. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensured that these shares will not be immediately redistributed into the market and therefore be part of a public offering. This offering was done with no general solicitation or advertising by the Registrant. Based on an analysis of the above factors, the Registrant has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 16. Exhibits

3.1

Certificate of Incorporation

3.2

Certificate of Amendment to Certificate of Incorporation

3.3

By-Laws

4.1

2008 Stock Option Plan

5.1

Opinion of Lehman & Eilen LLP Re: Legality of Shares

10.1

Patent License Agreement between Crystal Magic, Inc. and Laser Design International, LLC dated May 6, 2007

10.2

Revocable License Agreement between Crystal Magic, Inc. and Disneyland Resort dated November 18, 2002

10.3

First Amended to Revocable License Agreement between Crystal Magic, Inc, and Disneyland Resort dated November 10, 2005

10.4

Concession Agreement between Crystal Magic, Inc. and Walt Disney World Co. dated December 7, 1999

10.5

Amended and Restated Concession Agreement between Crystal Magic, Inc. and Walt Disney World Co., and Walt Disney World Hospitality and Recreation Corporation dated March 26, 2002

10.6

Amendment No. 2 to Amended and Restated Concession Agreement between Crystal Magic, Inc., Walt Disney World Co. and Walt Disney World Hospitality and Recreation corporation dated March 31, 2006

10.7

Letter Agreement between Crystal Magic, Inc. and Universal City Development Partners, L.P. dated August 17, 2000

10.8

Amendment Number One to License Agreement between Crystal Magic, Inc. and Universal City Development dated January 1, 2001

10.9

Marketing Representative Agreement between Mountain Capital, LLC and AmerisourceBergen Corporation dated July 7, 2006

10.10

Consulting Agreement between Mountain Capital, LLC and Shutterfly, Inc. dated November 1, 2007

10.11

Crystal Magic, Inc. SBA Disaster Loan Control No. 9TFL-00512 dated December 19, 2001

10.12

Crystal Magic, Inc. SBA Loan No. PLP 399-356-4007 dated October 5, 2000

10.13

Crystal Magic, Inc. SBA Loan No. PLP 399-236-4004 dated October 4, 2000

10.14

Crystal Magic, Inc. SBA Loan No. PLP 309-109-4009 dated July 29, 1999

10.15

Operating Agreement between Crystal Magic, Inc. and Cashman Enterprises, Inc dated September 7, 2001.

10.16

Subsurface Etching and Servicing Agreement between Crystal Magic, Inc. and Laser Crystal Works, L.P. dated August 1, 2003

10.17

Subsurface etching and Servicing Agreement between Crystal Magic, Inc. and Laser Crystal Works, L.P. dated April 26, 2003

10.18

Retail Product License Agreement between Crystal Magic, Inc. and NBA Properties, Inc. dated October 23, 2007

10.19

Note Modification Agreement between Crystal Magic, Inc. and Liberty National Bank dated May 12, 2004.

10.20

Employment agreement between the Registrant and John Wolf

10.21

Employment agreement between the Registrant and Jim Wallace

10.22

Employment agreement between the Registrant and Paul Scapatici

10.23

Employment agreement between the Registrant and Lane Folliott

10.24

Employment agreement between the Registrant and Edward L. Bernstein

10.25

Employment agreement between the Registrant and Steven Rhodes

23.1

Consent of Maddox Ungar Silberstein, PLLC

23.2

Consent of Lehman & Eilen LLP (included in Exhibit 5.1 opinion)

Item 17. Undertakings

The undersigned registrant hereby undertakes that it will:

(1)

File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the ‘‘Act’’) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Greenbrae, CA on May 12, 2008.

PROPELL CORPORATION

By:

/s/ Edward L. Bernstein

Edward L. Bernstein
Chief Executive Officer

(principal executive officer)

By:

/s/ Steven M. Rhodes

Steven M. Rhodes

Chief Financial Officer

(principal financial and accounting officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:

May 12, 2008

By:

/s/ Edward L. Bernstein

Edward L. Bernstein
Director and Chief Executive Officer

(principal executive officer)

Date:

May 12, 2008

By:

/s/ Steven M. Rhodes

Steven M. Rhodes
Director and Chief Financial Officer

(principal financial and accounting officer)

EXHIBIT INDEX

3.1

Certificate of Incorporation

3.2

Certificate of Amendment to Certificate of Incorporation

3.3

By-Laws

4.1

2008 Stock Option Plan

5.1

Opinion of Lehman & Eilen LLP Re: Legality of Shares

10.1

Patent License Agreement between Crystal Magic, Inc. and Laser Design International, LLC dated May 6, 2007

10.2

Revocable License Agreement between Crystal Magic, Inc. and Disneyland Resort dated November 18, 2002

10.3

First Amended to Revocable License Agreement between Crystal Magic, Inc, and Disneyland Resort dated November 10, 2005

10.4

Concession Agreement between Crystal Magic, Inc. and Walt Disney World Co. dated December 7, 1999

10.5

Amended and Restated Concession Agreement between Crystal Magic, Inc. and Walt Disney World Co., and Walt Disney World Hospitality and Recreation Corporation dated March 26, 2002

10.6

Amendment No. 2 to Amended and Restated Concession Agreement between Crystal Magic, Inc., Walt Disney World Co. and Walt Disney World Hospitality and Recreation corporation dated March 31, 2006

10.7

Letter Agreement between Crystal Magic, Inc. and Universal City Development Partners, L.P. dated
August 17, 2000

10.8

Amendment Number One to License Agreement between Crystal Magic, Inc. and Universal City Development dated January 1, 2001

10.9

Marketing Representative Agreement between Mountain Capital, LLC and AmerisourceBergen Corporation dated July 7, 2006

10.10

Consulting Agreement between Mountain Capital, LLC and Shutterfly, Inc. dated November 1, 2007

10.11

Crystal Magic, Inc. SBA Disaster Loan Control No. 9TFL-00512 dated December 19, 2001

10.12

Crystal Magic, Inc. SBA Loan No. PLP 399-356-4007 dated October 5, 2000

10.13

Crystal Magic, Inc. SBA Loan No. PLP 399-236-4004 dated October 4, 2000

10.14

Crystal Magic, Inc. SBA Loan No. PLP 309-109-4009 dated July 29, 1999

10.15

Operating Agreement between Crystal Magic, Inc. and Cashman Enterprises, Inc dated September 7, 2001.

10.16

Subsurface Etching and Servicing Agreement between Crystal Magic, Inc. and Laser Crystal Works, L.P. dated August 1, 2003

10.17

Subsurface etching and Servicing Agreement between Crystal Magic, Inc. and Laser Crystal Works, L.P. dated April 26, 2003

10.18

Retail Product License Agreement between Crystal Magic, Inc. and NBA Properties, Inc. dated
October 23, 2007

10.19

Note Modification Agreement between Crystal Magic, Inc. and Liberty National Bank dated May 12, 2004.

10.20

Employment agreement between the Registrant and John Wolf

10.21

Employment agreement between the Registrant and Jim Wallace

10.22

Employment agreement between the Registrant and Paul Scapatici

10.23

Employment agreement between the Registrant and Lane Folliott

10.24

Employment agreement between the Registrant and Edward L. Bernstein

10.25

Employment agreement between the Registrant and Steven Rhodes

23.1

Consent of Maddox Ungar Silberstein, PLLC

23.2

Consent of Lehman & Eilen LLP (included in Exhibit 5.1 opinion)